FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

by and between

NATIONAL BEEF PACKING COMPANY, LLC,

VARIOUS ISSUERS AND LENDERS,

U.S. AGBANK, FCB, as Co-Syndication Agent,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

"RABOBANK INTERNATIONAL", NEW YORK BRANCH,

as Documentation Agent

and

COBANK, ACB, as Lead Arranger,

Co-Syndication Agent, Swing Line Lender

and Administrative Agent

Dated as of May 30, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Terms Defined in Colorado Uniform Commercial Code	2
1.2	Defined Terms	2
1.3	Accounting Terms	24

ARTICLE II LOANS, SWING LINE AND LETTERS OF CREDIT		24
2.1	Loan Facilities	24
2.1.1	Line of Credit	24
2.1.2	Term Loan	25
2.1.3	Swing Line Loans	25
2.1.4	Borrowing Procedures	28
2.1.5	General Terms regarding the Notes, the Loans and the Swing Line Loans	29
2.2	Letters of Credit	30

ARTICLE III INTEREST		33
3.1	Interest	33
3.2	Voluntary Conversion of Advance	34

ARTICLE IV PAYMENTS; PREPAYMENTS; ETC.		35
4.1	Payment of Loans and Swing Line Loans	35
4.2	Optional Prepayments of the Loans	35
4.3	Term Loan Installments	36
4.4	Mandatory Prepayments of Notes	36
4.5	Termination of the Line of Credit Loan Commitments	37

ARTICLE V LIBOR RATE LOANS; INCREASED COSTS; TAXES, ETC.		37
5.1	LIBOR Rate Advances	37
5.2	Increased Costs	38
5.3	Funding Losses	38
5.4	Capital Adequacy Requirements	39
5.5	Taxes	40

ARTICLE VI FEES.		42
6.1	Non-Use Fee	42
6.2	LC Fees	42
6.3	Calculation of Fees	42
6.4	Fees Not Interest; Nonpayment	43

ARTICLE VII REPRESENTATIONS AND WARRANTIES		43
7.1	Judgments, Claims Litigation and Proceedings	43
7.2	Contract Defaults and Disputes	43
7.3	Licenses, Patents, Etc.	43

i

7.4	Title to Assets	44
7.5	Tax Liabilities	44
7.6	Indebtedness and Producer Payables	44
7.7	Other Fictitious Names	45
7.8	Affiliates	45
7.9	Environmental Matters	45
7.10	Bank Accounts	46
7.11	Other Agreements or Restrictions	46
7.12	[Intentionally Omitted]	46
7.13	Existence	46
7.14	Authority	46
7.15	Binding Effect	47
7.16	Correctness of Financial Statements	47
7.17	Employee Controversies	47
7.18	Compliance with Laws and Regulations	48
7.19	Solvency	48
7.20	ERISA Matters	48
7.21	Margin Security	49
7.22	Investment Company Act Not Applicable	49
7.23	[Intentionally Omitted]	49
7.24	No Consent	49
7.25	Full Disclosure	49
7.26	Intellectual Property	50
7.27	Compliance with Federal Food Security Act	50
7.28	Survival of Warranties	50
7.29	CoBank Equity Interests	51
ARTICLE VIII CONDITIONS		51
8.1	Conditions to the Effective Date and the Initial Borrowing	51
8.2	Conditions Precedent to All Borrowings, Conversions, Roll Overs and Issuances of Letters of Credit	54
ARTICLE IX AFFIRMATIVE COVENANTS		55
9.1	Financial Statements	55
9.2	Conduct of Business	56
9.3	Maintenance of Properties	56
9.4	Liability Insurance	56
9.5	Property Insurance	56
9.6	Financial Covenants and Ratios	57
9.7	Pension Plans	58
9.8	Notice of Suit, Adverse Change, ERISA Event or Default	59
9.9	[Intentionally Omitted]	59
9.10	Books and Records; Separate Existence	59
9.11	Laws and Obligations	60
9.12	Environmental Laws	60

9.13	Trade Accounts Payable and Producer Payables	60
9.14	Post-Closing Matters	61

ARTICLE X NEGATIVE COVENANTS		62
10.1	Encumbrances	62
10.2	Consolidations, Mergers or Acquisitions	63
10.3	Deposits, Investments, Advances or Loans	63
10.4	Indebtedness	64
10.5	Guarantees and Other Contingent Obligations	64
10.6	Disposition of Property	65
10.7	Capital Investment Limitations	65
10.8	ERISA Matters	65
10.9	[Intentionally Omitted].	65
10.10	Distributions on Equity	65
10.11	Amendment of Organizational Documents	66
10.12	Lease Limitations	66
10.13	Use of Other Fictitious Names	66
10.14	Prepayment of Debt	66
10.15	Fiscal Year	66
10.16	Limitations on Bank Accounts	67
10.17	Use of Trademarks	67
10.18	Amendments of Other Documents	67
10.19	Ownership of Cattle and Deposits on Cattle with Feeders	67
10.20	Enforcement of Certain Documents	68

ARTICLE XI DEFAULT REMEDIES		68
11.1	Acceleration	68
11.2	Other Remedies	68

ARTICLE XII THE AGENT		69
12.1	Authorization and Action	69
12.2	Agent's Reliance, Etc.	69
12.3	Notices of Defaults	70
12.4	The Agent as a Lender, Affiliates	70
12.5	Non-Reliance on Agent and Other Lenders	71
12.6	Indemnification of the Agent	71
12.7	Successor Agent	72
12.8	Verification of Borrowing Notices	72
12.9	Action Upon Instructions of the Lenders	73
12.10	Action Upon Request of the Borrower	73
12.11	Additional Functions of Certain Lenders	74

ARTICLE XIII MISCELLANEOUS		74
13.1	Timing of Payments	74
13.2	Attorneys' Fees and Costs	74

13.3	Expenditures by the Agent	75
13.4	The Agent's Costs as Additional Liabilities	75
13.5	Indemnification	76
13.6	Inspection	78
13.7	Examination of Banking Records	78
13.8	Governmental Reports	78
13.9	Reliance by the Agent, the Issuers and the Lenders	79
13.10	Parties	79
13.11	Applicable Law; Severability	79
13.12	SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY	79
13.13	Application of Payments	80
13.14	Marshaling; Payments Set Aside	81
13.15	Section Titles	82
13.16	Continuing Effect	82
13.17	No Waiver	82
13.18	Notices	82
13.19	Maximum Interest	84
13.20	Representations by the Lenders and Swing Line Lender	84
13.21	Counterparts and Facsimile Signatures	85
13.22	Set-off	85
13.23	Assignments and Participation	86
13.24	Loan Agreement Controls	88
13.25	Obligations Several	88
13.26	Pro Rata Treatment	89
13.27	Confidentiality	89
13.28	Independence of Covenants	90
13.29	Amendments and Waivers	90
13.30	Binding Effect	91
13.31	FINAL AGREEMENT	91
13.32	Moultrie, Georgia Purchase Option	91
13.33	Water Rights Acquisition	91
13.34	USA Patriot Act Notice	92

List of Exhibits

Exhibit 1A	Lender Commitment Amounts
Exhibit 1B	Borrowing Base Calculation
Exhibit 1C	Borrowing Base Certificate
Exhibit 2A	Line of Credit Note
Exhibit 2B	Term Note
Exhibit 2C	Swing Line Note
Exhibit 3A(i)	Account Debtors of Borrower
Exhibit 3B(i)	Borrower's Inventory Locations

Exhibit 7A	Litigation
Exhibit 7B	Material Contract Defaults
Exhibit 7C	Intellectual Property
Exhibit 7D	Existing Liens
Exhibit 7E	Tax Liability Issues
Exhibit 7F	Indebtedness
Exhibit 7G	Prior Names
Exhibit 7H	Affiliates
Exhibit 7I	Environmental
Exhibit 7J	Bank Accounts
Exhibit 7K	Other Agreements
Exhibit 7L	Intellectual Property Litigation
Exhibit 7.20(c)	ERISA Issues
Exhibit 8A	List of Closing Documents
Exhibit 9A	Compliance Certificate
Exhibit 9B	Property Insurance
Exhibit 13A	Form of Assignment
Exhibit 13B	List of Farm Credit System Participants
Exhibit 14B	Form of Voting Participant Notice and Consent
Schedule I	Continuing Brawley Beef Indebtedness and Liens

v

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, this "Agreement") is made as of May 30, 2006, by and between NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company (together with its successors as permitted herein, the "Borrower"), the lenders from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), U.S. AGBANK, FCB, ("U.S. AGBANK") as Co-Syndication Agent, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK INTERNATIONAL", NEW YORK BRANCH, ("Rabobank") as Documentation Agent, and COBANK, ACB, an agricultural credit bank ("CoBank"), as Lead Arranger, Co-Syndication Agent, Swing Line Lender and Administrative Agent for the Lenders, the Issuers and the Swing Line Lender hereunder (in its capacity as Administrative Agent, together with its successors and assigns in such capacity, the "Agent").

RECITALS

WHEREAS, the Borrower, U.S. AgBank, Rabobank, and the Agent, and the lenders from time to time party thereto (collectively, the "Existing Lenders") are parties to a Fourth Amended and Restated Credit Agreement dated as of December 29, 2004, as amended by a First Amendment to Fourth Amended and Restated Credit Agreement dated as of July 7, 2005, and a Second Amendment to Fourth Amended and Restated Credit Agreement dated as of October 14, 2005 (as so amended, the "Existing Credit Agreement"), pursuant to which the Existing Lenders have extended certain revolving credit loans and term loans to the Borrower;

WHEREAS, National Beef California, LP, a Delaware limited partnership ("NBC") has been formed by its sole general partner NCI (as defined below), and the Borrower expects to become NBC's sole limited partner;

WHEREAS, NBC expects to acquire substantially all of the assets (and to assume certain of the liabilities) of Brawley Beef, LLC, a California limited liability company ("Brawley Beef");

WHEREAS, the Borrower desires to extend certain credit accommodations to NBC to finance the acquisition involving Brawley Beef, on the terms and conditions set forth in the Intercompany Financing Documents (as defined below);

WHEREAS, the Borrower has requested that the Existing Lenders and certain new Lenders increase and extend the credit facilities in the Existing Credit Agreement in connection with financing NBC's acquisition of the Brawley Beef assets; and

WHEREAS, as of and on, but subject to the occurrence of, the Effective Date, (i) the Existing Line of Credit Notes will be extended and renewed by the Line of Credit Notes,

(ii) the Existing Term Notes will be extended and renewed by the Term Notes, and (iii) the Existing Credit Agreement shall be amended and restated as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and for any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by the Agent or the Lenders, the parties hereto agree that as of and on, but subject to the occurrence of, the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1         Terms Defined in Colorado Uniform Commercial Code. All capitalized terms contained in this Agreement or any of the other Financing Documents which are not specifically defined herein or therein shall have the meanings set forth in the Uniform Commercial Code of Colorado ("Code") to the extent the same are used or defined therein, specifically including, but not limited to the following: Accounts, Account Debtor, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Deposit Accounts, General Intangibles, Goods, Investment Property, Instruments, Letter of Credit Rights, Money, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.

1.2	Defined Terms.

When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

"Advance" means any portion of the outstanding Line of Credit Loans or Term Loans by a Lender as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Base Rate Advance or a LIBOR Rate Advance.

"Affiliate" means any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the Borrower's equity; (c) ten percent (10%) or more of the equity interest of which is owned directly or beneficially or held by the Borrower; or (d) that is a member of the Borrower.

"Agent" has the meaning set forth in the introduction hereof and shall include any successor agent which has been appointed in accordance with Section 12.7.

"Agent's Letter" means the letter agreement between the Borrower and the Agent dated April 13, 2006.

"Applicable Margin" means with respect to Loans, Swing Line Loans, LC Fees or Non-Use Fees, as the case may be, the rates per annum set forth below for the then applicable "Financial Performance Level" referenced in the first column below (each being called a "Financial Performance Level"):

Financial Performance Level	Funded Debt to EBITDA Ratio	Base Rate Advance Line of Credit Loan and Swing Line Loans	Base Rate Advance on Term Loan	LIBOR Rate Line of Credit Loan	LIBOR Rate Term Loan	LC Fees	Non-Use Fee
Level 1	Less than 2.50 to 1.00	0%	0%	1.25%	1.50%	1.25%	0.200%
Level 2	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	0%	0%	1.50%	1.75%	1.50%	0.250%
Level 3	Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	0%	0%	1.75%	2.00%	1.75%	0.250%
Level 4	Less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00	0%	0.25%	2.00%	2.25%	2.00%	0.300%
Level 5	Less than 4.50 to 1.00 but greater than or equal to 4.00	0.25%	0.50%	2.25%	2.50%	2.25%	0.375%
Level 6	Greater than or equal to 4.50 to 1.00	0.50%	0.75%	2.50%	2.75%	2.50%	0.500%

The initial Financial Performance Level shall be Level 6. Beginning with the Conversion Date, the Agent will review the Borrower's financial performance as of each fiscal quarter end, after its receipt of the Borrower's financial statements and compliance certificate for the relevant fiscal quarter. Any change in the Financial Performance Level will be effective thirty (30) days after the Borrower's quarter end; provided, however, that if the Borrower's financial statements and compliance certificate for any fiscal quarter are not delivered to the Agent on a timely basis, the Agent may, at its option, deem the Borrower's Financial Performance Level to be Level 6 until ten (10) Business Days after the Agent's receipt of such financial statements and compliance certificate.

"Application" has the meaning set forth in Section 2.2(b) hereof.

"Assignee" has the meaning set forth in Section 13.23(a) hereof.

"Assignment and Acceptance" has the meaning set forth in Section 13.23(a) hereof.

"Attributable Indebtedness" means, on any date, (a) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on such Person's balance sheet prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on such Person's balance sheet prepared as of such date in accordance with GAAP if such lease were accounted for as a capitalized lease.

"Available Amount" means, at any time, an amount equal to (a) the aggregate Line of Credit Loan Commitments minus (b) the sum of (i) the aggregate outstanding principal amount of the Line of Credit Loans, (ii) the aggregate outstanding amount of the LC Obligations and (iii) the aggregate outstanding principal amount of all Swing Line Loans.

"Base Rate" means the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one half of one percent (0.5%).

"Base Rate Advance" means an Advance with respect to which the interest rate is determined by reference to the Base Rate.

"Bill of Sale" means that certain Bill of Sale dated as of December 1, 2004 from the Borrower to the City together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"Bond Documents" means, collectively, the Indenture, the Bonds, the Bond Purchase Agreement, the Deed, the Bill of Sale, the Payment in Lieu of Tax Agreement and the Lease.

"Bond Pledge Agreement" means that certain Bond Pledge Agreement dated December 29, 2004, executed by the Borrower in favor of the Agent, and any and all amendments, modifications, supplements, renewals or restatements thereof.

"Bond Purchase Agreement" means that certain Bond Purchase Agreement dated as of December 1, 2004 between the City and the Borrower, together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"Bonds" means the Industrial Development Revenue Bonds (National Beef Packing Company, LLC Project), Series 2004, issued by the City.

"Borrower" has the meaning set forth in the introduction hereof.

"Borrowing Base" means an amount determined as of the most recent date of the Borrowing Base Certificate delivered pursuant to Section 9.1 and computed as set forth in Exhibit 1B.

"Borrowing Base Availability" means, at any time, an amount (if positive) equal to (a) the Borrowing Base minus (b) the sum of (i) the aggregate outstanding principal amount of the Line of Credit Loans, (ii) the aggregate outstanding amount of the LC Obligations and (iii) the aggregate outstanding principal amount of the Swing Line Loans.

"Borrowing Base Certificate" means a certificate in substantially the form of Exhibit 1C, signed as indicated thereon, setting forth the amount of the Borrower's Borrowing Base.

"Borrowing Base Deficiency" means, at any time, the amount, if any, by which (a) the sum of (i) the aggregate outstanding principal amount of the Line of Credit Loans, (ii) the aggregate outstanding amount of the LC Obligations and (iii) the aggregate outstanding principal amount of the Swing Line Loans exceeds (b) the Borrowing Base.

"Brawley Beef" has the meaning set forth in the recitals hereof.

"Brawley Beef Acquisition Documents" means, collectively, (a) the Contribution Agreement and all disclosure schedules related thereto, and (b) the documents, instruments and agreements referenced in Section 4.2 of the Contribution Agreement.

"Business Day" means any day of the year, other than a Saturday or Sunday, on which commercial banks in New York, New York and Denver, Colorado are not required or authorized to close and, if such day relates to any LIBOR Rate Advance, a day on which dealing in Dollar deposits is occurring among banks in the London interbank market.

"Cash Equivalent Investments" means, at any time:

(a)          any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Treasury;

(b)          commercial paper, maturing not more than nine months from the date of issue, which is issued by

(i)           a corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated A-l by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. or P-l by Moody's Investors Service, or

(ii)	any Lender (or its holding company);

(c)          any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either

(i)           a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent thereof in any other currency), or

(ii)	any Lender; or

(d)          any repurchase agreement entered into with any Lender or other commercial banking institution of the stature referred to in clause (c)(i) which

(i)           is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

(ii)          has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or other commercial banking institution thereunder.

"City" means the City of Dodge City, Kansas, a municipal corporation organized under the law of the State of Kansas.

"Closing Date" means the date of this Agreement.

"CoBank" has the meaning set forth in the introduction hereof.

"Code" has the meaning set forth in Section 1.1 hereof.

"Collateral" means all real and personal property in which, pursuant to the terms of the respective Security Documents, the Borrower or any third Person has granted to the Agent a security interest or assigned to the Agent its right, title and interest to secure the Liabilities; provided, however, that with respect to any of the Security Documents executed and/or delivered after the date of this Agreement, such property shall not become Collateral until such Security Document has been executed and delivered to the Agent. The Borrower acknowledges and agrees that all of its right, title and interest in and to the Brawley Beef Acquisition Documents, the Intercompany Financing Documents and its limited partnership interests in NBC constitute collateral under the Security Documents.

"Collateral Accounts" means Deposit Accounts established and maintained in accordance with Section 2.6 of the Security Agreement.

"Commitment" means, as to any Lender, such Lender's (a) Line of Credit Loan Commitment, (b) Term Loan Commitment, (c) obligation to purchase participations in LC Obligations, and/or (d) obligation to purchase participations in Swing Line Loans, and, as the context requires "Commitments" shall mean, collectively, such Commitments for all the Lenders.

"Contribution Agreement" means that certain Contribution Agreement dated as of May 19, 2006, by and between Brawley Beef, LLC, National Beef California, LP, and National Beef Packing Company, LLC as guarantor.

"Conversion Date" means either (a) August 25, 2007, or (b) any earlier fiscal quarter end date that the Borrower selects in a written notice delivered to the Agent and the Lenders.

"Debt Service Coverage Ratio" means, as of the end of any fiscal quarter, the ratio of: (a) EBITDA during the four consecutive fiscal quarters then ended, over (b) the aggregate amount of all scheduled payments of principal (and premium) of and interest on Funded Debt during such four fiscal quarter period.

"Deed" means that certain Kansas Special Warranty Deed dated as of December 1, 2004 from the Borrower to the City, together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"Default" means the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by the Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.

"Default Rate" has the meaning set forth in Section 3.1(c) hereof.

"Dodge City Facilities" means the beef processing facilities located in Dodge City, Kansas, as further described in the Kansas Mortgage.

"Dollars" and "$" mean lawful currency of the United States of America.

"EBITDA" means, for any period of determination, the consolidated net income of the Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other noncash expenses or charges, excluding (to the extent otherwise included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory or property, plant and equipment) during the applicable period; and (b) similar nonoperating losses during such period. Payments made under the Water Services Agreement shall be treated as operating expenses for the purposes of calculating EBITDA. EBITDA shall not include the financial performance and results of Brawley Beef prior to NBC's acquisition of its assets.

"Effective Date" means the date on or as of which the conditions precedent set forth in Section 8.1 hereof are completed to the satisfaction of the Agent.

"Eligible Accounts" means Accounts which the Agent determines in the exercise of the Agent's reasonable discretion are eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent's right to determine that Accounts do not constitute Eligible Accounts, but without duplication, the following Accounts shall not be Eligible Accounts: (a) all Accounts which are at that time unpaid for a period exceeding twenty one (21) days after the original invoice date of the original invoice related thereto, except for Accounts which are covered by a letter of credit; (b) all Accounts owing by an Account Debtor if more than twenty-five percent (25%) of the Accounts owing by such Account Debtor are at that time unpaid for a period exceeding that allowed by the preceding clause, except, in each case, Accounts which are covered by a letter of credit in amount, form and substance satisfactory to, and from an issuer acceptable to the Agent; (c)(i) those Accounts, except Accounts owing from the Account Debtors listed on Exhibit 3A(i), of an Account Debtor, the aggregate face amount of which is in excess of five percent (5%) of the aggregate face amount of all Eligible Accounts of all Account Debtors (prior to eliminations based on concentration), (ii) those Accounts of an Account Debtor listed on Exhibit 3A(i), the aggregate face amount of which is in excess of ten percent (10%) of the aggregate face amount of all Eligible Accounts of all Account Debtors (prior to eliminations based on concentration), and (iii) those Accounts of Wal-Mart and Affiliates thereof (Sam's Club, etc.), the aggregate face amount of which is in excess of fifteen percent (15%) of the aggregate face amount of all Eligible Accounts of all Account Debtors (prior to eliminations based on concentration), but in each case only to the extent of such excess; (d) those Accounts owing from the United States or any department, agency or instrumentality thereof unless the Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent; (e) Accounts which arise out of transactions with Affiliates of the Borrower, except Accounts owing from Beef Products, Inc. up to the aggregate face amount of $4,000,000; (f) Accounts, except Accounts owing from the Account Debtors listed on Exhibit 3A(i), of an Account Debtor that are located outside the United States, unless such Accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent; (g) Accounts which are or may be subject to rights of setoff or counterclaim by the Account Debtor (to the extent of the amount of such setoff or counterclaim); (h) Accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and (i) Accounts which in the Agent's opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances permitted by Section 10.1(a), (b) and (d). With regard to Accounts included in the Borrowing Base by the Borrower in good faith, a determination by the Agent that such Accounts are not Eligible Accounts in accordance with the foregoing shall be effective on the third Business Day after notice thereof by the Agent to the Borrower in accordance with Section 13.18.

"Eligible Inventory" means Inventory which the Agent determines in the exercise of the Agent's reasonable discretion is eligible for inclusion in the Borrowing Base at any particular time. Without limiting the Agent's right to determine that Inventory does not constitute Eligible Inventory, but without duplication, the following Inventory shall not be Eligible Inventory: (a) Inventory deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state's Department of Agriculture, or any other Governmental Authority having regulatory authority over the Borrower or any of the Borrower's assets or activities; (b) Inventory for which a prepayment has been received; (c) Inventory in the possession of third parties, unless it is Inventory: (i) at a location shown on Exhibit 3B, for which the Agent has received a bailee letter satisfactory to the Agent (provided, however, that the Borrower need not deliver such letters until 30 days after the Effective Date) or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either: (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state's Department of Agriculture, or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is legally obligated to deliver such Goods; (d) Inventory in which the Agent does not, for any reason, have a first priority perfected security interest; and (e) Inventory which in the Agent's opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person except for statutory liens or encumbrances permitted by Section 10.1(a), (b) and (d). With regard to Inventory included in the Borrowing Base by the Borrower in good faith, a determination by the Agent that such Inventory is not Eligible Inventory in accordance with the foregoing shall be effective on the third Business Day after notice thereof by the Agent to the Borrower in accordance with Section 13.18.

"Environmental Laws" has the meaning set forth in Section 7.9 hereof.

"Equipment" means any and all Goods, other than Inventory (including without limitation, equipment, machinery, motor vehicles, implements, tools, parts and accessories) which are at any time owned by the Borrower, together with any and all accessions, parts and appurtenances and any other "equipment" (as defined in the Code).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect at any time, and all rules, regulations and rulings thereof issued by the Internal Revenue Service or the Department of Labor thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the

Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

"Excess" has the meaning set forth in Section 13.19 hereof.

"Excess Debt Proceeds" means, during any period of determination, the Borrower's net cash proceeds from the incurrence of Indebtedness for borrowed money, except for Indebtedness incurred under this Agreement and Indebtedness permitted under Section 10.4(d), (e), (f) and (g).

"Excess Disposition Proceeds" means, during any rolling twelve month period, the Borrower's net cash proceeds, including insurance or condemnation proceeds, from the sale or other disposition or loss of assets (other than the sale of Inventory in the ordinary course of business or the casualty loss of Inventory), which is not used by the Borrower for the replacement of the assets sold, disposed of or lost or not used for the acquisition of other assets with similar business utility, in excess of $100,000 in the aggregate during said period.

"Excess Equity Proceeds" means, during any period of determination, the Borrower's net cash proceeds from the sale or issuance of stock, membership, partnership or other equity interests (or warrants or other options therefor), including capital contributions in respect of any such interests previously issued.

"Existing Credit Agreement" has the meaning set forth in the recitals hereof.

"Existing Financing Documents" means the "Financing Documents" under and as defined in the Existing Credit Agreement.

"Existing Liabilities" means the "Liabilities" under and as defined in the Existing Credit Agreement.

"Existing Line of Credit Notes" means the Line of Credit Notes of the Borrower delivered to the Existing Lenders under the Existing Credit Agreement.

"Existing Term Notes" means the Term Notes of the Borrower delivered to the Existing Lenders under the Existing Credit Agreement.

"Farm Credit System Participant" has the meaning set forth in Section 13.23(e) hereof.

"Farm Products" means all of the Borrower's harvested or unharvested crops of all types and descriptions, whether annual or perennial and all other personal property of the Borrower used or for use in farming or livestock operations, including without limitation, native grass, grain, harvested crops, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, veterinary supplies and related Goods), livestock (including without limitation, the offspring of such livestock and livestock in gestation) and any other "farm products" (as defined in the Code).

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

"Feeder Deposits" has the meaning set forth in Section 10.19 hereof.

"Financial Performance Level" has the meaning set forth in the definition of Applicable Margin.

"Financing Documents" means this Agreement, the Notes, the Agent's Letter, all Security Documents, and all documents, instruments, certificates and agreements at any time executed or delivered by the Borrower to any of the Agent or any one or more of the Lenders pursuant to or in connection with any of the foregoing, and any and all amendments, modifications, supplements, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

"Fiscal Year" means the Borrower's Fiscal Year, which shall be the twelve month period ending on the last Saturday in August each year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "Fiscal Year 2005") refer to the Fiscal Year ending on the last Saturday in August of such calendar year.

"Funded Debt" means, for any date of determination, the then outstanding principal amount of all of the Borrower's consolidated interest-bearing Indebtedness (including without limitation, capitalized leases) plus the then undrawn amount of all outstanding letters of credit (including without limitation, the LCs); provided, however, that (i) LCs or indemnity obligations issued to support other Indebtedness shall not be included in Funded Debt to the extent that such other Indebtedness is, itself, included in Funded Debt; (ii) the Borrower's Indebtedness under the Water Services Agreement shall not be included in Funded Debt; (iii) the Borrower's Class A, B or C Units subject to redemption rights shall not be included in Funded Debt; and (iv) the Borrower's obligations under deferred compensation plans shall not be included in Funded Debt.

"Funded Debt to EBITDA Ratio" means, for any date of determination, the ratio of: (a) Funded Debt as of such date, over (b) EBITDA during the four consecutive fiscal quarters most recently preceding such date.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court or any commission.

"Governmental Requirement" means any material law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (excluding any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

"Guaranty Obligation" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term "Guaranty Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

"Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Document, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

"Holding Account" means a deposit account belonging to the Agent into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding LCs when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

"Indebtedness" shall mean with respect to any Person and without duplication:

(a)          All obligations of such Person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by credit agreements, bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid);

(b)          any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

(c)          whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of the Borrower's business), and indebtedness (excluding prepaid interest thereon and excluding operating leases) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(d)	capitalized leases and Synthetic Lease Obligations;

(e)          net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such

Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract; and

(f)           all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any capitalized lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

"Indemnified Amounts" has the meaning set forth in Section 13.5(b) hereof.

"Indemnitee" has the meaning set forth in Section 13.5(b) hereof.

"Indenture" means that certain Trust Indenture dated as of December 1, 2004 between the City and Commerce Bank. N.A., as trustee, together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"Insurance Reserve" means a collateral reserve against casualty losses that would not be covered by insurance as a result of the self-insured retention deductible provision in the Borrower's property insurance (i) in an amount equal to $10,000,000 when the self-insured retention deductible under the Borrower's property insurance procured in accordance with Section 9.5 exceeds $15,000,000; (ii) in an amount equal to $5,000,000 when the self-insured retention deductible under the Borrower's property insurance procured in accordance with Section 9.5 exceeds $10,000,000 but is less than or equal to $15,000,000; and (iii) in an amount equal to $0 when the self-insured retention deductible under the Borrower's property insurance procured in accordance with Section 9.5 is less than or equal to $10,000,000.

"Intercompany Financing Documents" means: (a) the Loan Agreement dated as of May 30, 2006, by and between the Borrower and NBC (the "Intercompany Loan Agreement"), (b) the Security Agreement dated as of May 30, 2006, by NBC in favor of the Borrower, (c) the trademark license agreement by NBC in favor of the Borrower to be delivered pursuant to Section 9.14, (d) the pledge agreement by NCI in favor of the Borrower to be delivered pursuant to Section 9.14, (e) the Deed of Trust from NBC to the Borrower dated as of May 30, 2006, and (f) the Note (as defined in the Intercompany Loan Agreement), as the foregoing may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

"Interest Period" means: the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Advance and which shall be a one, two, three or six month period of time, commencing with the borrowing date of such LIBOR Rate Advance or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided herein as the Borrower may specify in a notice of borrowing or a notice of interest conversion; provided, however, all interest periods for all LIBOR Rate Advances outstanding under the Existing Credit Agreement as of the Effective Date shall be deemed to have ended on the day immediately preceding the Effective Date; and provided further that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period applicable to a Line of Credit Loan shall extend beyond the scheduled Maturity Date applicable to the Line of Credit Loan; (c) no Interest Period for a Term Advance shall extend beyond the Maturity Date applicable to the Term Loan; (d) there shall be no more than five Interest Periods for LIBOR Rate Advances outstanding at any one time under the Line of Credit; and (e) there shall be no more than five Interest Periods for LIBOR Rate Advances at any one time under the Term Loan.

"Inventory" means any and all Goods which shall at any time constitute "inventory" (as defined in the Code) or Farm Products of the Borrower, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in the Borrower's business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

"IRC" means the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.

"Issuer" means CoBank or Rabobank, as issuers of LCs.

"Kansas Mortgage" means the Amended and Restated Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing between the Borrower and the Agent, dated December 29, 2004, together with any and all further amendments, modifications, supplements, renewals or restatements thereof.

"KC Steak" means Kansas City Steak Company, LLC, a Missouri limited liability company.

"LC" means a documentary, direct pay or standby letter of credit issued for the account of the Borrower pursuant to Section 2.2, including any "LCs" issued under (and as defined in) the Existing Credit Agreement.

"LC Fee" has the meaning set forth in Section 6.2 hereof.

"LC Obligations" means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the outstanding LCs plus (b) the aggregate amount of drawings under LCs which have not then been reimbursed pursuant to Section 2.2(f).

"Lease" means that certain Lease dated as of December 1, 2004 between the City and the Borrower, together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"Lenders" has the meaning set forth in the introduction hereof.

"Liabilities" means any and all liabilities, obligations and indebtedness of the Borrower to the Agent, the Lenders, the Swing Line Lender, the Issuers, the Swap Parties and/or the Indemnitees of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, primary, secondary, direct, contingent, fixed or otherwise (including without limitation, LC Obligations, the Borrower's obligations under any Swap Contracts with Swap Parties, fees, charges and obligations of performance) arising or existing under this Agreement or any of the other Financing Documents or by operation of law relating to this Agreement or any of the other Financing Documents.

"LIBOR Rate" means, with respect to each day during each Interest Period applicable to a LIBOR Rate Advance, the one, two, three or six month LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to such LIBOR Rate Advance) rounded up to the nearest one hundredth of one percent.

"LIBOR Rate Advance" means an Advance with respect to which the interest rate is determined by reference to the LIBOR Rate.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts.

"Line of Credit Loan" has the meaning set forth in Section 2.1.1 hereof.

"Line of Credit Loan Commitment" means as to any Lender, such Lender's obligation to make Line of Credit Loans up to its Pro Rata Percentage of $160,000,000, as set forth opposite such Lender's name under the heading "Line of Credit Loan Commitments" on Exhibit 1A, subject to Assignments and Acceptances executed and delivered in accordance with Section 13.23, and as such amount may be reduced or terminated from time to time pursuant to Section 4.5 or 11.1 or as such amount may be increased pursuant to Section

13.29; and "Line of Credit Loan Commitments" means, collectively, the Line of Credit Loan Commitments for all the Lenders.

"Line of Credit Notes" has the meaning set forth in Section 2.1.1 hereof.

"Loan" means each Line of Credit Loan and each Term Loan; however, unless particularly specified in the relevant text, the term "Loan" does not include Swing Line Loans.

"Loan Account" has the meaning set forth in Section 2.1.5(d) hereof.

"Loan Date" means the date of the making of any Line of Credit Loan or Swing Line Loan hereunder.

"Margin Accounts" means, collectively, all Commodity Accounts and all Commodity Contracts credited thereto.

"Matured Default" means the occurrence or existence of any one or more of the following events: (a) the Borrower fails to pay any principal or interest pursuant to any of the Financing Documents at the time such principal or interest becomes due or is declared due; (b)  the Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) days after such Liabilities become due or are declared due; (c)  the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 2.2(a), 10.1, 10.2 or 10.4 of this Agreement; (d)  the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Documents (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b) or (c) above), and such failure continues for more than thirty (30) days after such failure or neglect first occurs, provided that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect is material and may not, in the Agent's reasonable determination, be cured by the Borrower during such thirty (30) day grace period; (e)  the Borrower directly or indirectly contests in any manner the validity, binding nature, or enforceability of any Financing Document, or, any Lien securing any Liabilities; (f)  NBC directly or indirectly contests in any manner the validity, binding nature, or enforceability of any of the Intercompany Financing Documents or the assignment thereof to the Agent; (g) any warranty or representation at any time made by or on behalf of either the Borrower or NBC in connection with this Agreement or any of the other Financing Documents is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of either the Borrower or NBC to the Agent or the Lenders is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (h) a judgment in excess of $1,000,000 is rendered against either the Borrower or NBC and such judgment remains unsatisfied or undischarged and in effect for forty-five (45) consecutive days without a stay of enforcement or execution, provided that this clause shall not apply to any judgment for which either the Borrower or

NBC is fully insured subject only to a deductible not exceeding $500,000, and with respect to which the insurer has admitted liability in writing for such judgment; (i) all or any part of either the Borrower's or NBC's assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same continues for a period of forty-five (45) days; (j) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against either the Borrower or NBC and such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by either the Borrower or NBC, or either the Borrower or NBC applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrate, or other custodian for either the Borrower or NBC or any of their respective property, or either the Borrower or NBC makes an assignment for the benefit of creditors; (k) either the Borrower or NBC becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (l) either the Borrower or NBC voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; (m)  either the Borrower or NBC is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of its respective business affairs; (n) either the Borrower or NBC fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (o) the Agent makes an expenditure under Section 13.3 of this Agreement and such expenditure is not reimbursed within five (5) Business Days after the Agent notifies either the Borrower or NBC, as applicable, of such expenditure; (p) US Premium Beef ceases to own, directly or indirectly, a controlling interest in the Borrower; (q) either the Borrower or NBC fail to pay any Producer Payables in accordance with Section 9.13, and such failure continues for a period of more than three (3) consecutive Business Days; (r) an "event of default" as defined in the Lease shall occur and the effect is to cause the Trustee to accelerate the Lease Payments (as defined in the Lease) or act to dispossess the Borrower and such acceleration or action shall continue without waiver, cure, rescission or annulment for a period of thirty (30) days; (s) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of either the Borrower or NBC under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) either the Borrower or NBC, or any ERISA Affiliate of either the Borrower or NBC fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000, or (t) on December 3, 2010 the Funded Debt to EBITDA ratio is not less than or equal to 3.50 to 1.00 and the maturity of the Borrower's $160,000,000 10-1/2% Senior Notes due August 1, 2011 has not (by February 1, 2011) been extended (directly or by way of replacement Indebtedness with similar terms but in any event satisfactory to the Agent) to November 30, 2016 or later.

"Maturity Date" means the earliest of (i) the date on which the Commitments are terminated in whole pursuant to Section 11.1, (ii) the date on which the Borrower voluntarily terminates the Commitments in whole pays the Liabilities in full, (iii) in the case of the Line of Credit Loans, May 30, 2011, in the case of the Term Loans, May 30, 2016, (iv) in the case of any Swing Line Bond Loan, the Swing Line Lender's close of business of the relevant Loan Date and (v) in the case of any Regular Swing Line Loan, May 30, 2011, or any earlier Business Day specified by notice from the Swing Line Lender to the Borrower and the Lenders.

"Member" means any Person who holds directly or indirectly, an ownership interest in the Borrower.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

"NBC" has the meaning set forth in the recitals hereof.

"NCI" means National Carriers, Inc., a Kansas corporation, and a wholly owned subsidiary of the Borrower.

"NCI Leasing" means NCI Leasing, Inc., a Kansas corporation, and a wholly owned subsidiary of NCI.

"Net Capital Expenditures" means, during any period of determination: (a) the Borrower's consolidated net property, plant and equipment at the end of such period, less (b) the Borrower's consolidated net property, plant and equipment at the beginning of such period, plus (c) the Borrower's consolidated depreciation during such period; provided, however, that (i) the acquisition of any intangible asset recognized as part of the Water Services Agreement shall not be included in the calculation of Net Capital Expenditures, but (ii) the acquisition of water rights and land as part of the Water Rights Acquisition shall be treated as the acquisition of capital assets for purposes of calculating Net Capital Expenditures.

"Non-Use Fee" has the meaning set forth in Section 6.1 hereof.

"Note" or "Notes" shall mean any one or more of the Line of Credit Notes, the Term Notes and/or the Swing Line Note, as the context may require.

"Owner/Operator Agreement" means an agreement with an owner-operator of a tractor, for the use of the tractor, which is cancelable upon not more than ninety days written notice by either party, which agreement has been or may be considered a lease for accounting purposes.

"Payment in Lieu of Tax Agreement" means that certain Payment in Lieu of Tax Agreement dated as of December 1, 2004 between the Borrower and the City, together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pennsylvania Mortgage" means the Amended and Restated Open-End Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing between the Borrower and the Agent, dated December 29, 2004, together with any and all further amendments, modifications, supplements, renewals or restatements thereof.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

"Person" means an individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, joint stock company or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

"Prime Rate" means the prime rate announced by the Agent from time to time, which is a base rate that the Agent from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Prime Rate is not necessarily the lowest rate offered by the Agent.

"Pro Rata Percentage" means with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the combined amount of such Lender's Term Loan Commitment and Line of Credit Loan Commitment, respectively, and the denominator of which shall be the combined amount of all the Term Loan Commitments and Line of Credit Loan Commitments of the Lenders, respectively, as adjusted from time to time in accordance with the terms of this Agreement.

"Producer Payables" means with respect to any Person, all amounts at any time payable by such Person for the purchase of cattle, feed, grain or other farm products.

"Property" means the land, the improvements, the Borrower's fixtures and Equipment located in Ford or Seward Counties, Kansas and in Snyder County, Pennsylvania.

"Rabobank" means Coöperatieve Centrale Raiffeisen - Boerenleenbank, B.A., "Rabobank International", New York Branch.

"Regular Swing Line Loan" has the meaning set forth in Section 2.1.3(a) hereof.

"Regular Swing Line Sublimit" means an amount equal to the lesser of (a) $20,000,000 and (b) the Line of Credit Loan Commitments. The Regular Swing Line Sublimit is a part of, not an addition to, the Line of Credit Loan Commitments.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Required Lenders" means, at any time, Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate amount of all of the Commitments and (after the Commitments relating to the Line of Credit Loans or the Term Loans (as the case may be) have expired) the outstanding principal amount of the Loans.

"Securities Act" has the meaning set forth in Section 13.20 hereof.

"Security Agreement" means that certain Fourth Amended and Restated Security Agreement dated as of December 29, 2004, executed by the Borrower in favor of the Agent, together with any and all amendments, modifications, supplements, renewals or restatements thereof.

"Security Documents" means the Security Agreement, the Bond Pledge Agreement, the Trademark License, the Kansas Mortgage and the Pennsylvania Mortgage, as each may be amended, modified, renewed or extended from time to time in accordance with this Agreement, and any and all other agreements, chattel mortgages, security agreements, pledges, guaranties, assignments of proceeds, assignments of contract rights, assignments of partnership interest, assignments of performance or other collateral assignments, trademark license agreements, completion or surety bonds, standby agreements, subordination agreements, undertakings and other similar documents, agreements, instruments and financing statements at any time executed and delivered by the Borrower or a third Person in connection with, or as security for the payment or performance of, any of the Liabilities.

"Senior Notes" means, the Borrower's $160,000,000 aggregate principal amount of 10-1/2% Senior Notes due August 1, 2011.

"Senior Secured Funded Debt" means, for any date of determination, the then outstanding principal amount of the Liabilities.

"Senior Secured Funded Debt to EBITDA Ratio" means, for any date of determination, the ratio of: (a) Senior Secured Funded Debt as of such date, over (b) EBITDA during the most recently completed four fiscal quarter period.

"Subsidiary" means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, but excluding any futures or options contracts credited to any Margin Account, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the Bond Markets Association, any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Party" means any Lender (or affiliate thereof) that is a party to a Swap Contract with the Borrower.

"Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.1.3.

"Swing Line Bond Loan" means a Swing Line Loan, the proceeds of which are to be used to finance the purchase price of, or the payment of principal of, the Bonds or the payment of amounts due under the Lease.

"Swing Line Lender" means CoBank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.1.3 hereof.

"Swing Line Note" has the meaning set forth in Section 2.1.3 hereof.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such

Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" has the meaning set forth in Section 5.5(a) and (b) hereof.

"Term Loan" has the meaning set forth in Section 2.1.2 hereof.

"Term Loan Commitment" means as to any Lender, such Lender's obligation to make Term Loans up to its Pro Rata Percentage of $170,000,000, as set forth opposite such Lender's name under the heading "Term Loan Commitments" on Exhibit 1A, subject to Assignments and Acceptances executed and delivered in accordance with Section 13.23, and as such amount may be reduced or terminated from time to time pursuant to Section 11.1; and "Term Loan Commitments" shall mean collectively, the Term Loan Commitments for all the Lenders.

"Term Notes" has the meaning set forth in Section 2.1.2 hereof.

"Trademark License" means the Fourth Amended and Restated Trademark License Agreement dated as of December 29, 2004 between the Borrower and the Agent, together with any and all amendments, modifications, supplements, renewals or restatements of such agreement.

"Type" means, with respect to any Advance, whether such Advance is a Base Rate Advance or a LIBOR Rate Advance.

"UCP" has the meaning set forth in Section 2.2(c) hereof.

"Unallocated Cash Flow" means for any period of determination (a) EBITDA during such period, minus (b) the amount of the Borrower's consolidated cash income taxes paid during such period, minus (c) the amount of the Borrower's consolidated cash dividends or distributions paid during such period, minus (d) the net amount of the Borrower's consolidated capital expenditures during such period (capital items purchased, minus capital items sold, and minus financing for capital items purchased), with it being acknowledged that only fifty percent (50%) of Advances under the Line of Credit during such period that are used for capital expenditures related to the expansion of the Borrower's Dodge City Facilities shall be included as "financing for capital items purchased" in the foregoing calculation, minus (e) cash interest paid, minus (f) scheduled principal payments made; provided, however, that no portion of the payments made by the Borrower under the Water Services Agreement shall be considered to be interest expense for the purposes of the calculation of Unallocated Cash Flow.

"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"Unhedged Cattle" has the meaning set forth in Section 10.19 hereof.

"US Premium Beef" means U.S. Premium Beef, LLC, a Delaware limited liability company.

"Water Rights Acquisition" means a series of transactions whereby, among other things: (i) the Borrower has acquired or would acquire certain water rights for use at its Dodge City Facilities, all or a substantial portion of which water rights are or will be or become subject to a long term lease in favor of the City; (ii) the Borrower has acquired or would acquire land associated with said water rights that the Borrower may sell, trade or lease out; and (iii) the Borrower would enter into and perform the Water Services Agreement.

"Water Services Agreement" means one or more agreements with the City whereby, among other things: (i) the Borrower would sublease certain water rights from the City; (ii) the City has issued, or would issue bonds of the City (the "City Bonds") and the proceeds thereof would be used to construct improvements to the City's fresh water distribution and waste water treatment systems, including the construction of a pipeline to bring the acquired water to a location capable of serving the Dodge City Facilities; (iii) the Borrower would purchase certain water and wastewater services from the City on terms intended, in part, to provide approximately one-half of the funds necessary to repay the City Bonds; (iv) the Borrower's performance would be secured by a first priority lien and security interest in the water rights acquired as part of the Water Rights Acquisition and (v) the Borrower would convey certain water rights to the City.

1.3         Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP.

ARTICLE II

LOANS, SWING LINE AND LETTERS OF CREDIT

2.1	Loan Facilities.

2.1.1      Line of Credit. Each Lender severally agrees to make loans (each a "Line of Credit Loan" and collectively, the "Line of Credit Loans") to the Borrower from time to time on any one or more Business Days from and after the Effective Date (through the Agent as set forth in Section 2.1.3) to but excluding the Maturity Date applicable to Line of Credit Loans, during which period the Borrower may borrow, repay and re-borrow in accordance with the provisions hereof up to an aggregate principal amount not exceeding each such Lender's Pro Rata Percentage of the Available Amount on such Business Day, in aggregate amounts up to the lesser of the Available Amount or the then-current Borrowing Base Availability (the "Line of Credit"), provided, however, that, prior to the Conversion Date, no Line of Credit Loans or Regular Swing Line Loans shall be made to the extent that the

Borrowing Base Availability would be less than $25,000,000. The Borrower hereby acknowledges that $13,000,000 of "Line of Credit Advances" and $9,274,297.95 of "Regular Swing Line Loans" under the Existing Credit Agreement are outstanding as of the date hereof, which shall be deemed to be Line of Credit Loans or Swing Line Loans under this Agreement on and after the Effective Date. Line of Credit Loans may be made as LIBOR Rate Advances or Base Rate Advances. The Line of Credit Loans shall be evidenced by and repayable in accordance with the terms of the Borrower's promissory notes to each of the Lenders (as the same may be amended, supplemented or otherwise modified from time to time, together with any replacements thereof or substitutions therefor, the "Line of Credit Notes"), the form of which is attached as Exhibit 2A. The Lenders, in their unanimous, sole and absolute discretion, may elect to make Line of Credit Loans to the Borrower in excess of the amounts available pursuant to the terms of this Agreement, and any such Line of Credit Loans shall also be governed by the terms hereof. The Lenders shall also have the option, in their unanimous, sole discretion and without any obligation to do so, to extend the Maturity Date applicable to the Line of Credit Loans. In the event that the Lenders elect to extend such Maturity Date, the Agent shall give notice to the Borrower pursuant to Section 13.18.

2.1.2     Term Loan. Each Lender severally agrees to make term loans to the Borrower on the Effective Date (through the Agent as set forth in Section 2.1.3) (which loans shall initially be disbursed as Base Rate Advances), up to an aggregate principal amount not exceeding each such Lender's Pro Rata Percentage of the aggregate Term Loan Commitments less the aggregate outstanding principal amount of the Existing Term Notes (such outstanding principal balance of term loans on and after the Effective Date shall each be a "Term Loan" and collectively be "Term Loans"). The Borrower hereby acknowledges that $120,000,000 of "Term Advances" under the Existing Credit Agreement are outstanding as of the date hereof, which shall be deemed to be Term Loans under this Agreement on and after the Effective Date. Term Loans may be made as LIBOR Rate Advances or Base Rate Advances. The Term Loan shall be evidenced by and repayable in accordance with the terms of the Borrower's promissory notes to each of the Lenders (as the same may be amended, supplemented or otherwise modified from time to time, together with any replacements thereof or substitutions therefor, the "Term Notes"), the form of which is attached as Exhibit 2B. Amounts representing Term Loans which have been repaid by the Borrower may not be reborrowed.

2.1.3	Swing Line Loans.

(a)          The Swing Line Lender agrees to make loans (each a "Swing Line Loan" and collectively, the "Swing Line Loans") to the Borrower from time to time on any one or more Business Days from and after the Effective Date through the Maturity Date applicable to the Line of Credit Loans. Swing Line Loans may be comprised of either Swing Line Bond Loans or loans not associated with financing the Bonds (such latter loans being herein called the "Regular Swing Line Loans"). The aggregate outstanding principal amount of Regular Swing Line Loans must not at any time exceed the Regular Swing Line Sublimit, and no Regular Swing Line Loans may be made to the extent that the sum of (i) the aggregate outstanding principal amount of the Line of Credit Loans, (ii) the aggregate outstanding amount of the LC Obligations and (iii) the aggregate outstanding principal amount of all Swing Line Loans would exceed either the Borrowing Base or the aggregate Line of Credit Loan Commitments; provided, however, that prior to the Conversion Date no Regular Swing Line Loans shall be made to the extent that, after such Regular Swing Line Loan is made, the Borrowing Base Availability would be less than $25,000,000. The aggregate outstanding principal amount of Swing Line Bond Loans must not at any time exceed the purchase price or principal payment of the Bonds or payment under the Lease that the Borrower is obligated to make on the relevant Loan Date pursuant to the Bond Documents. Furthermore, no Swing Line Bond Loan may be made to the extent that the sum of (i) the aggregate outstanding principal amount of the Line of Credit Loans, (ii) the aggregate outstanding amount of the LC Obligations and (iii) the aggregate outstanding principal amount of all Swing Line Loans would exceed either the Borrowing Base or the aggregate Line of Credit Loan Commitments. All Swing Line Loans shall bear interest as if they were Base Rate Advances; provided, however, that Swing Line Loans that are disbursed and repaid on the same day shall bear one day's interest. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, repay and reborrow in accordance with the terms hereof and prepay in accordance with Section 4.2, provided, however, that the Swing Line Lender may terminate or suspend its commitment to make the Swing Line Loans at any time in its sole discretion upon notice to the Borrower. The Swing Line Loans shall be evidenced by and repayable in accordance with the terms of the Borrower's promissory note to the Swing Line Lender (as the same may be amended, supplemented or otherwise modified from time to time, together with any replacements thereof or substitutions therefor, the "Swing Line Note"), the form of which is attached as Exhibit 2C. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender's Pro Rata Percentage of such Swing Line Loan, which risk participation shall be funded in accordance with Section 2.1.3(b). The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

(b)	Refinancing of Swing Line Loans.

(i)           In anticipation of the Maturity Date applicable to a Swing Line Loan, or after the occurrence and during the continuance of any Default or Matured Default, as the case may be, the Swing Line Lender may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Lender make a Line of Credit Loan in an amount equal to such Lender's Pro Rata Percentage of the amount of such Swing Line Loan. Such request shall be made in accordance with the requirements of Article II, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances. The Swing Line Lender shall furnish the Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Pro Rata Percentage of the amount specified in such borrowing notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent's office not later than 11:00 a.m., Denver time, on the day specified in such borrowing notice, whereupon, subject to clause (ii) below, each Lender that so makes funds available shall be deemed to have made a Line of Credit Loan to the Borrower in such amount. The Agent shall then remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Advance cannot be requested in accordance with clause (i) above or any Regular Swing Line Loan cannot be refinanced by such an Advance, the borrowing notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan, and each Lender's payment to the Agent for the account of the Swing Line Lender pursuant to clause (i) above shall be deemed to be the payment in respect of such participation.

(iii)        If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount that such Lender is required to pay pursuant to the foregoing provisions of this subsection (b) by the time specified in clause (i) above, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (directly or through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender's obligation to make Line of Credit Loans or to purchase and fund participations in Swing Line Loans pursuant to this subsection (b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Matured Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair Borrower's obligation to repay the Swing Line Loans, together with interest as provided herein.

(c)	Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its share of such payment in accordance with such Lender's Pro Rata Percentage (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by Swing Line Lender in respect of any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof on demand of the Swing Line Lender (or the Agent on its behalf), plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender.

2.1.4	Borrowing Procedures.

(a)          Procedure for Line of Credit Loans. Any request by the Borrower for Line of Credit Loans hereunder must be given by the Borrower not later than 11:00 a.m. (Denver time) on the third Business Day prior to the date of any proposed LIBOR Rate Advance and not later than 11:00 a.m. (Denver time) on the Business Day on which any proposed Base Rate Advance is proposed to be made. Each request for Line of Credit Loans hereunder shall be irrevocable and shall be deemed to be a representation by the Borrower that on the requested Loan Date and after giving effect to the requested Line of Credit Loans the applicable conditions specified in Article VIII have been and will be satisfied. Each request for a Line of Credit Loan hereunder shall specify (i) the requested Loan Date, (ii) the aggregate amount of the Line of Credit Loan to be made on such date, which shall be in a minimum amount of $1,000,000 and an integral multiple of $500,000, (iii) whether such Line of Credit Loans is to be funded as a Base Rate Advances or LIBOR Rate Advances and (iv) in the case of a LIBOR Rate Advance, the duration of the initial Interest Period applicable thereto. Promptly upon receipt of such notice, the Agent shall advise each Lender of the requested Line of Credit Loans and of such Lender's ratable share of such Loans. At or before 1:00 p.m. (Denver time) on the date of the requested Line of Credit Loans, each relevant Lender shall provide the Agent at the Agent's principal office in Denver with immediately available funds covering such Lender's Pro Rata Percentage of the requested Loans. Unless the Agent determines that any applicable condition specified in Article VIII has not been satisfied or waived, the Agent will make available to the Borrower at the Agent's principal office in Denver, Colorado in immediately available funds not later than 2:30 p.m. (Denver time) on the requested

Loan Date the amount of the requested Line of Credit Loans to the extent received by the Agent.

(b)          Procedure for Term Loans. The Agent will make the proceeds of the Term Loans available to the Borrower on the Effective Date.

(c)          Procedure for Swing Line Loans. Unless the Swing Line Lender has notified the Borrower that the Swing Line has been terminated or suspended as provided in Section 2.1.3, each request by the Borrower for a Swing Line Loan hereunder must be given by the Borrower to the Swing Line Lender and the Agent not later than 1:00 p.m.. (Denver time) on the Business Day on which such Swing Line Loan is proposed to be made. Each request for a Swing Line Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Loan Date and after giving effect to the requested Swing Line Loan the applicable conditions specified in Article VIII have been and will be satisfied. Each request for a Swing Line Loan hereunder shall specify (i) the requested Loan Date, (ii) the amount of the Swing Line Loan to be made on such date (and, in the case of a requested Swing Line Bond Loan, the amount of the purchase price or principal payment of the Bonds to be financed by such Swing Line Bond Loan), which shall be in a minimum amount of $100,000 and an integral multiple of $100,000. Unless the Swing Line Lender has received written notice from the Agent (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.1.3(a) or (ii) that any applicable condition specified in Article VIII has not been satisfied or waived, the Agent will make available to the Borrower at the Agent's principal office in Denver, Colorado in immediately available funds not later than 2:30 p.m. (Denver time) on the requested Loan Date the amount of the requested Swing Line Loans to the extent received from the Swing Line Lender.

(d)          Notices. All notices of the Borrower required under Section 2.1.4 shall be from such natural Persons as have been designated in a written notice signed by the president, chief executive officer or chief financial officer of the Borrower. Such notice shall provide the Agent and Swing Line Lender with a specimen signature for each such natural Person so designated. The natural Persons so designated are authorized to request Loans and Swing Line Loans and direct the disposition of any such Loans and Swing Line Loans until written notice of the revocation of such authority is received by the Agent at its address designated below. Any such Loans or Swing Line Loans shall be conclusively presumed to have been made to or for the benefit of the Borrower when the Agent reasonably believes in good faith that such notice was made by authorized Persons, or when said Loans are deposited to the credit of the account of the Borrower regardless of the fact that Persons other than those authorized hereunder may have authority to draw against such account.

2.1.5	General Terms regarding the Notes, the Loans and the Swing Line Loans.

(a)          The Agent shall promptly notify each Lender of any notice that the Agent receives from the Borrower pursuant to Section 3.2. In the case of a proposed LIBOR Rate Advance, the Agent shall also promptly notify each Lender of the applicable interest rate.

(b)          Unless the Agent shall have received notice from a Lender prior to the date of any borrowing of a Loan that such Lender will not make available to the Agent such Lender's Pro Rata Percentage of such Loan, the Agent may assume that such Lender will make such portion available to the Agent in accordance with Section 2.1.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Percentage available to the Agent in accordance with Section 2.1.3, such Lender and the Borrower severally agree to repay to the Agent, within five (5) Business Days after demand therefor, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of the Borrower, at the interest rate applicable at the time the Loans comprising such borrowing were made, and (ii) in the case of such Lender, at the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such borrowing for purposes of this Agreement.

(c)          The failure of any Lender to make any Loan or to fund any participation to be made by it as required by this Agreement shall not relieve any other Lender of its obligation, if any, to make its Loan on the date the same is required to be made, but no Lender shall be responsible for the failure of any other Lender to make Loans or to fund such other Lender's participation.

(d)          The Agent shall maintain a loan account ("Loan Account") on its books in which the Agent will record the date and amount of: (i) all Loans and Swing Line Loans to the Borrower pursuant to this Agreement; (ii) all payments made by the Borrower on all Loans and Swing Line Loans; and (iii) all other appropriate debits and credits as provided in this Agreement, including without limitation, all fees, charges, expenses and interest. All entries in the Borrower's Loan Account shall be made in accordance with the Agent's customary accounting practices as in effect from time to time. The balance in the Borrower's Loan Account, as set forth on the Agent's most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing to the Agent, the Lenders, the Swing Line Lender and the Issuers by the Borrower.

(e)          The proceeds of all Loans and Swing Line Loans shall be used for the Borrower's working capital and general corporate purposes, for financing acquisitions as permitted hereunder, for making capital expenditures within the limitation set forth herein and, in the case of the Swing Line Bond Loans, for financing payments of purchase price or principal of the Bonds.

2.2	Letters of Credit.

(a)          Subject to the terms and conditions of this Agreement, the Borrower may from time to time request that an Issuer issue LCs for the Borrower's account for any purpose acceptable to the Agent in its reasonable discretion; provided, however, that no Issuer shall issue any such LC in an amount exceeding the least of: (i) $75,000,000 minus the LC Obligations; (ii) the Available Amount or (iii) the Borrowing Base Availability. The proposed expiry date for any such LC shall not be later than the earlier of one year from the date of issuance of such LC, or the 90th day after the scheduled Maturity Date applicable to the Line of Credit Loans; provided, however, that if an LC that has a stated expiry date after the scheduled Maturity Date applicable to the Line of Credit Loans is still outstanding on the 91st day preceding such scheduled Maturity Date, the Borrower hereby irrevocably agrees to post cash collateral to the Holding Account fully covering the undrawn amount of such LC on or before such 91st day.

(b)          In order to effect the issuance of each LC, the Borrower shall deliver to the Agent and the relevant Issuer a letter of credit application (the "Application") not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the LC. The Application shall be duly executed by a responsible officer of the Borrower, shall be irrevocable and shall (i) specify the day on which such LC is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the LC as required pursuant to Section 2.2(a) and stating that all conditions precedent to such issuance have been satisfied.

(c)          Upon receipt of the Application, and satisfaction of the applicable terms and conditions of this Agreement, and provided that no Default or Matured Default exists, or would, after giving effect to the issuance of the LC, exist, the relevant Issuer shall issue such LC no later than the close of business, in Denver, Colorado, on the date so specified. Such Issuer shall provide the Borrower, the Agent and each Lender with a copy of the LC which has been issued. Each LC shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the LC, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and/or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, as the relevant Issuer shall determine to be applicable (collectively, together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the relevant Issuer, the "UCP"), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado (in the case of CoBank) or the State of New York (in the case of Rabobank).

(d)          Upon the issuance date of each LC, the relevant Issuer shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuer, a participation, to the extent of such Lender's Pro Rata Percentage, in such LC, the obligations thereunder and in the Borrower's reimbursement obligations due in respect of drawings made under such LC. If requested by such Issuer, the other Lenders will execute any other documents reasonably requested by such Issuer to evidence the purchase of such participation.

(e)          Upon the relevant beneficiary's presentation of a draft for honor under any LC which the relevant Issuer has determined is in compliance with the conditions for payment thereunder, such Issuer shall promptly notify the Borrower and the Agent. Each drawing under any LC shall (so long as no Default or Matured Default shall have occurred and be continuing) constitute a request by the Borrower to the Agent for a borrowing pursuant to Section 2.1.1 of a Base Rate Advance in the amount of such drawing. If a Default or Matured Default shall have occurred and be continuing, or if Base Rate Advances are otherwise unavailable to the Borrower, at the time when a beneficiary presents a draft for payment under an LC, the Borrower agrees to reimburse the relevant Issuer for the amount of such draft immediately upon such presentation.

(f)          The Borrower's obligation to reimburse the relevant Issuer for the amount of any draft drawn under any LC (whether directly or with the proceeds of a Base Rate Advance) shall be absolute, unconditional and irrevocable and shall be paid immediately to the Agent for the account of the Lenders upon demand by the Agent, and otherwise strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

(i)           The existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any LC (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuer, any Lender, the Agent or any other Person, whether in connection with this Agreement, any other Financing Document, the transactions contemplated herein or therein or any unrelated transaction, unless otherwise provided by the terms of such LC;

(ii)         Any statement or any other document presented under any LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii)        Payment by the relevant Issuer under any LC against presentation of a draft or certificate which does not comply with the terms of such LC, provided however, that such payment shall not have constituted gross negligence or willful misconduct on the part of such Issuer; and

(iv)        Any other circumstance or event whatsoever, whether or not similar to the foregoing, provided however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the relevant Issuer.

(g)          The Borrower assumes all risks of the acts or omissions of the beneficiary and any transferee of each LC with respect to its use of such LC. Neither the Agent, any Issuer nor any Lender shall be liable or responsible for, and the Borrower indemnifies and holds each Issuer, the Agent and each Lender harmless for: (i) the use which may be made of any LC or for any acts or omissions of the beneficiary and any transferee thereof in connection therewith, or (ii) the validity or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact prove to be in any or all respects invalid, fraudulent or forged, or any other circumstances whatsoever in making or failing to make payment, against the relevant Issuer, the Agent or any Lender, except damages determined to have been caused by gross negligence or willful misconduct of the relevant Issuer in determining whether documents presented under an LC comply with the terms of such LC and there shall have been a wrongful payment as a result thereof; provided, however, that it is the intention of the Borrower to indemnify each Issuer, the Agent and each Lender for its own negligence, other than negligence constituting gross negligence or willful misconduct. In furtherance and not in limitation of the foregoing, each Issuer may accept documents that appear on their face to be in order, without responsibility for investigation, regardless of any notice or information to the contrary.

(h)          In the event that any provision of an Application is inconsistent, or in conflict with, any provision of this Agreement, including provisions for the rate of interest applicable to draws thereunder, delivery of collateral or rights of set-off or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

ARTICLE III

INTEREST

3.1	Interest.

The Borrower shall pay interest on the unpaid principal amount of each Loan and Swing Line Loan made by each Lender from the date of such Loan or Swing Line Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a)          Base Rate Advances and Swing Line Loans, so long as no Matured Default has occurred and is continuing, shall bear interest (i) from the Effective Date until the Conversion Date, at a rate per annum equal to the lesser of (A) the sum of the Base Rate in effect from time to time plus the Applicable Margin specified for Level 6 (without regard to the Borrower's actual Financial Performance Level) and (B) the Highest Lawful Rate, and (ii) after the Conversion Date, at a rate per annum equal to the lesser of (A) the sum of the Base Rate in effect from time to time plus the then Applicable Margin (calculated according to the Borrower's actual Financial Performance Level) and (B) the Highest Lawful Rate; provided, however, that with respect to each Base Rate Advance, the rate of interest accruing shall change concurrently with each change in the Prime Rate as announced by CoBank or with each change in the Federal Funds Rate, as the case may be. Such interest shall be payable (1) in the case of a Swing Line Loan, on its Maturity Date, and (2) in the case of other Base Rate Advances, monthly in arrears on the first day of each month and on the Maturity Date applicable thereto.

(b)          Each LIBOR Rate Advance, so long as no Matured Default has occurred and is continuing, shall bear interest at a rate per annum during each day of each Interest Period for such Advance equal to the lesser of (i) from the Effective Date until the Conversion Date, the lesser of (A) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin specified for Level 6 (without regard to the Borrower's actual Financial Performance Level) and (B), the Highest Lawful Rate, and (ii) after the Conversion Date, the lesser of (A) the sum of the LIBOR Rate for such Interest Period for such Advance plus the then Applicable Margin (calculated according to the Borrower's actual Financial Performance Level) and (B), the Highest Lawful Rate. Such interest shall be payable in arrears on the last day of the relevant Interest Period, and, if such Interest Period exceeds three months, the day which is three months after the date on which the relevant LIBOR Rate Advance was disbursed.

(c)          After the occurrence of a Matured Default and for so long as such Matured Default is continuing, the Agent may (upon the direction of the Required Lenders) notify the Borrower that any and all amounts due hereunder, under the Notes or under any other Financing Document, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Matured Default continues, payable on demand, at a rate per annum (the "Default Rate") equal to the lesser of (A) with respect to a Base Rate Advance, (i) the sum of two percent (2.0%) per annum plus the Base Rate in effect from time to time plus the Applicable Margin or (ii) the Highest Lawful Rate; or (B) with respect to a LIBOR Rate Advance, (i) the sum of two percent (2.0%) per annum plus the LIBOR Rate then in effect for such LIBOR Rate Advance plus the Applicable Margin or (ii) the Highest Lawful Rate.

(d)          All computations of interest pursuant to Section 3.1(a) shall be made by the Swing Line Lender or the Agent, each, as the case may be, by reference to the actual number of days elapsed based on a year of 360 days (in the case of fees and of LIBOR Rate Advances) or 365 or 366 days (in the case of Base Rate Advances), as applicable. Each determination of an interest rate by the Agent or the Swing Line

Lender shall be conclusive and binding for all purposes, absent manifest error. Any accrued interest unpaid on the Maturity Date shall be due and payable on the Maturity Date.

(e)          The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Line of Credit Loan or participation pursuant to Section 2.1.3 to refinance such Lender's Pro Rata Percentage of any Swing Line Loan, interest in respect of such Swing Line Loan shall be solely for the account of the Swing Line Lender.

3.2	Voluntary Conversion of Advance .

With respect to Loans, the Borrower may, upon written notice given by the Borrower to the Agent not later than 11:00 a.m. (Denver time) on the third Business Day prior to the date of any proposed interest conversion or roll over, (a) convert Advances of one Type into Advances of another Type, or (b) continue or roll over existing LIBOR Rate Advances; provided, however, that (i) with respect to any conversion into or roll over of a LIBOR Rate Advance, no Default or Matured Default shall have occurred and be continuing, (ii) with respect to any facsimile notice of interest conversion, the Borrower shall promptly confirm such notice by sending the original notice to the Agent and (iii) any continuation or roll over of a LIBOR Rate Advance for the same or a different Interest Period or into a Base Rate Advance, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advance. Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Advances to be converted and whether such Advances constitute LIBOR Rate Advances, and (z) if such interest conversion is into LIBOR Rate Advances, the duration of the Interest Period for each such Advance. The Agent shall promptly deliver a copy thereof to each Lender. Each such notice shall be irrevocable and binding on the Borrower. If the Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Advance as set forth above, such Advance shall automatically convert to a Base Rate Advance on the last day of the Interest Period with respect thereto. The provisions of this Section 3.2 shall also apply to initial Advances on Loans made as LIBOR Rate Advances.

ARTICLE IV

PAYMENTS; PREPAYMENTS; ETC.

4.1	Payment of Loans and Swing Line Loans.

(a)          The outstanding principal balance of the Term Notes, Line of Credit Notes and the Swing Line Notes shall be due and payable on their respective Maturity Dates.

(b)          Subject to the definition of Interest Period in the case of LIBOR Rate Advances, whenever any payment hereunder or under any Note shall be due on a day other than a Business Day, the date for payment of such amounts shall be extended to the next succeeding Business Day.

(c)          The Borrower shall make each payment hereunder and under the Term Notes and Line of Credit Notes not later than 11:00 a.m. (Denver time) on the day when due in Dollars and in immediately available funds to the Agent for the account of the Lenders, unless such payment is scheduled to be made with the proceeds of a Line of Credit Advance otherwise available hereunder. Subject to Section 2.1.3, the Agent will promptly distribute in Dollars and in immediately available funds to each Lender its Pro Rata Percentage of each such payment received by the Agent for the account of the Lenders.

(d)          The Borrower shall make each Swing Line Loan payment not later than 1:00 p.m. (Denver time) (in the case of Regular Swing Line Loans) or 5:00 p.m. (Denver time) (in the case of Swing Line Bond Loans) on the day when due in Dollars and in immediately available funds to the Swing Line Lender unless such Swing Line Loan is being refinanced through Line of Credit Loans.

4.2	Optional Prepayments of the Loans.

The Borrower may at any time prepay the outstanding principal amount of any Loan or Swing Line Loan, in either case in whole or in part, in accordance with this Section 4.2. With respect to any prepayment other than prepayments made pursuant to the Agent's routine collection of Accounts in accordance with the provisions of the Security Agreement, the Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment (which shall be a Business Day), the Loan or Swing Line Loan to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Agent not later than 11:00 a.m. (Denver time): (a) with respect to any Base Rate Advance, on the date of the proposed prepayment, and (b) with respect to any LIBOR Rate Advance, three (3) Business Days prior to the date of the proposed prepayment. All prepayments of Base Rate Advances shall be without premium or penalty of any kind. All such prepayments of LIBOR Rate Advances shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium or penalty thereon; provided, however, that funding losses incurred by any Lender as described in Section 5.3 shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of LIBOR Rate Advances, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section 5.3. The Borrower shall have no optional right to prepay the principal amount of any LIBOR Rate Advance other than as provided in this Section 4.2. Voluntary prepayments of the Term Notes shall be applied pro rata to the remaining unpaid installments described in Section 4.3.

4.3	Term Loan Installments.

The principal amount outstanding under the Term Notes shall be payable in semi-annual installments on the last Business Day of each June and December commencing June

30, 2011 in equal installments of $2,833,333, and in any event with any and all remaining principal outstanding on the Maturity Date being due and payable on the Maturity Date.

4.4	Mandatory Prepayments of Notes.

(a)          Mandatory Prepayments—Borrowing Base Deficiency. If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Swing Line Loans and the Line of Credit Loans an aggregate amount equal to such Borrowing Base Deficiency. Any such payments shall be applied to the Swing Line Loans first, then to the Line of Credit Loans first against Base Rate Advances and then to LIBOR Rate Advances in order starting with the LIBOR Rate Advances having the shortest time to the end of the applicable Interest Period. Amounts paid on the Line of Credit Loans under this Section 4.4(a) shall be for the account of each Lender in proportion to its share of outstanding Swing Line Loans and Line of Credit Loans. If, after paying all outstanding Line of Credit Loans, a Borrowing Base Deficiency still exists, the Borrower shall pay into the Holding Account an amount equal to the amount of the remaining Borrowing Base Deficiency.

(b)          Other Mandatory Prepayments. Additional mandatory prepayments of the Term Notes and Line of Credit Notes shall be payable as follows: (i) on or before the 10th day after the receipt thereof, an amount equal to any Excess Disposition Proceeds; (ii) on or before the 10th day after the receipt thereof, an amount equal to any Excess Debt Proceeds; (iii) on or before the 10th day after the receipt thereof, an amount equal to 50% of any Excess Equity Proceeds; (iv)  until the Funded Debt to EBITDA Ratio at the end of a Fiscal Year is less than or equal to 4.00 to 1.00, but greater than 3.50 to 1.00, on or before the 120th day after the end of each of the Borrower's Fiscal Years, an amount equal to seventy-five percent (75%) of any Unallocated Cash Flow during the relevant Fiscal Year, and (v)  thereafter, until the Funded Debt to EBITDA Ratio at the end of a Fiscal Year is less than or equal to 3.50 to 1.00, on or before the 120th day after the end of each of the Borrower's Fiscal Years, an amount equal to fifty percent (50%) of any Unallocated Cash Flow during the relevant Fiscal Year. All prepayments under this Section 4.4 shall be applied (pro rata among the Lenders) first to the unpaid installments due under the Term Notes in the inverse order of their maturity until all such installments are paid, second to the outstanding principal of the Line of Credit Notes, and third to the outstanding principal of the Swing Line Loans.

4.5	Termination of the Line of Credit Loan Commitments.

The Borrower shall have the right, upon at least five Business Days' written notice to the Lenders, to terminate the Line of Credit Loan Commitments, (i) in whole, or (ii) in part, in a minimum amount of $5,000,000 and an integral multiple of $5,000,000, but not to an amount less than $50,000,000; provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Liabilities in full and the return or cash coverage (pursuant to documentation in form and substance satisfactory to the Agent) of any LC then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit Loans, the Regular Swing Line Loans and/or the LC Obligations to the extent necessary to cause the Available Amount to be not less than zero. Any partial reduction of the Line of Credit Loan Commitments pursuant to this Section 4.5 shall result in a reduction pro rata of the Line of Credit Loan Commitments of each of the Lenders.

ARTICLE V

LIBOR RATE LOANS; INCREASED COSTS; TAXES, ETC.

5.1	LIBOR Rate Advances.

Anything in this Agreement to the contrary notwithstanding:

(a)          If any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make LIBOR Rate Advances or to fund or maintain LIBOR Rate Advances (whether or not such assertion carries the force of law), the obligation of such Lender to make, roll over or convert Loans into LIBOR Rate Advances shall be suspended until the Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Advances of such Lender shall automatically convert, on and as of the date of such notification, into Base Rate Advances; provided that each Lender represents and warrants to the Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 13.23(a), it has no actual knowledge that it would be unlawful for such Lender to make LIBOR Rate Advances as contemplated.

(b)          If the Required Lenders shall, not later than 11:00 a.m. (Denver time) one Business Day before the date of any requested borrowing consisting of LIBOR Rate Advances, notify the Agent that the LIBOR Rate for LIBOR Rate Advances comprising such borrowing will not adequately reflect the cost to such Required Lenders of making or funding their respective LIBOR Rate Advances for such borrowing, the Borrower's right to select LIBOR Rate Advances for such borrowing or any subsequent borrowing respectively shall be suspended until the Required Lenders shall notify the Agent that the circumstances causing such suspension no longer exist, and the Advances comprising such requested borrowing shall be Base Rate Advances.

5.2	Increased Costs.

If, due to either (a) introduction of or any change in or in the interpretation of any law or regulation or (b) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost or reduction in yield or rate of return to any Lender of agreeing to make or making or maintaining any LIBOR Rate Advance or maintaining its Commitment or any to any Issuer issuing or maintaining any LC, with respect thereto (other than any increase in income or franchise taxes imposed on it by the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender's relevant office is located), then the Borrower shall from time to time, three (3) Business Days after written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, reduction in yield or rate of return over a period not to exceed one hundred eighty (180) days, which amounts shall be due and payable at the end of such period, subject, however, to the provisions of Section 12.10. Any request for payment under this Section 5.2 will be submitted to the Borrower and the Agent by such Lender within sixty (60) days of such occurrence described in this Section 5.2, identifying with reasonable specificity the basis for and the amount of such increased cost, and shall be conclusive and binding for all purposes, absent manifest error.

5.3	Funding Losses.

The Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Advance and/or loss of net yield) as a result of (a) any payment, conversion, roll over, or prepayment of all or a portion of any LIBOR Rate Advance on a day other than the last day of an Interest Period for such LIBOR Rate Advance, (b) any payment, conversion, roll over or prepayment (whether required hereunder or otherwise) of such Lender's LIBOR Rate Advance made after the delivery of a notice of borrowing (whether oral or written) but before the proposed date for such LIBOR Rate Advance if such payment or prepayment prevents the proposed borrowing from becoming fully effective, (c) after the Agent receives a notice of borrowing, the failure of any LIBOR Rate Advance to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of the Borrower or (d) any rescission of a notice of borrowing or a notice of interest conversion. Any Lender demanding payment under this Section 5.3 shall deliver to the Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or roll over of a LIBOR Rate Advance shall include without limitation, an amount equal to the sum of (i) the amount of the net yield that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus (ii) any expense incurred by such Lender. Notwithstanding any provision herein to the contrary, each Lender shall be entitled to fund and maintain its funding of all of any part of the LIBOR Rate Advance in any manner it elects; it being understood, however, that all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Loans).

5.4	Capital Adequacy Requirements.

(a)          If any Lender or Issuer shall have determined that the adoption after the date of this Agreement of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the date of this Agreement, or any change in the interpretation or administration thereof after the date of this Agreement by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuer or any corporation controlling such Lender or Issuer, and that the amount of such capital requirement is increased, or has or would have the effect of reducing the rate of return on such Lender's or such Issuer's or such corporation's capital to a level below that which such Lender or Issuer or such corporation could have achieved but for such adoption, change or compliance, in each case as a consequence of its obligations hereunder (taking into consideration such Lender's or Issuer's policies with respect to capital adequacy), then the Borrower shall pay to such Lender such additional amount or amounts as such Lender or Issuer reasonably determines to be sufficient to compensate such Lender or Issuer or such corporation in the light of such circumstances, for a period not to exceed one hundred eighty (180) days, which amounts shall be due and payable at the end of such period, subject to the provisions of Section 12.10.

(b)          A certificate of such Lender or Issuer setting forth such amount or amounts as shall be necessary to compensate such Lender or Issuer as specified in Section 5.4(a) above shall be delivered within sixty (60) days of such occurrence described in Section 5.4(a) above to the Borrower and shall be conclusive and binding, absent manifest error. The Borrower shall pay such Lender or Issuer the amount shown as due on any such certificate within fifteen (15) days after such Lender or Issuer delivers such certificate. In preparing such certificate, such Lender or Issuer may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

5.5	Taxes.

(a)          Except as otherwise provided in Section 5.5(d), any and all payments by the Borrower hereunder or under the other Financing Documents shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of the relevant Lender, Issuer or Swing Line Lender) interest, penalties, expenses or similar liabilities with respect thereto ("Taxes"), excluding, however, from the definition of Taxes, in the case of each Lender, each Issuer, the Swing Line Lender and the Agent, (i) taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, such Issuer, the Swing Line Lender or the Agent (as the case may be) is organized or any political subdivision thereof and (ii) taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the applicable jurisdiction in which such Person's relevant office is located or any political subdivision thereof. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Issuer, the Swing Line Lender or the Agent (other than payments for which taxes are withheld pursuant to the last sentence of Section 5.5(d) under circumstances in which the recipient is able to deliver the relevant forms under applicable law), (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.5) such recipient receives an amount equal to the sum it would have received had no such deductions been made and (ii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, less any credits due to the Borrower.

(b)          In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Financing Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter included within the definition of "Taxes").

(c)          The Borrower will indemnify each Lender, each Issuer, the Swing Line Lender and the Agent for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 5.5) paid by such Person and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days from the date such Person makes written demand therefor; provided, however, that to the extent that any such recipient is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to the Borrower, such recipient shall promptly return to the Borrower the amount of such reimbursement net of any costs of recovery incurred by such recipient, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent the Borrower has actually paid such recipient with respect thereto.

(d)          Prior to the date of any Lender becoming a Lender hereunder, and from time to time thereafter if requested by the Borrower or the Agent (to the extent that such Person is still able to do so under applicable law), each Lender organized outside the United States shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States (including, without limitation, Form W-8BEN, Form W-8ECI, or Form W-9) certifying such Lender's exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the other Financing Documents. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the other Financing Documents are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments for the account and benefit of the Borrower at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States; provided, however, that all such withholding for such Lender shall cease upon delivery by such Lender of the applicable forms to the Borrower and Agent.

(e)          Promptly after the date on which payment of any Taxes are due pursuant to applicable law, the Borrower will, at the request of the Agent, any Issuer or any Lender, furnish to the Agent, such Issuer or such Lender evidence in form and substance satisfactory to the Agent, such Issuer or such Lender, that the Borrower has met its obligations under this Section 5.5.

(f)           Without prejudice to the survival of the Borrower's other agreements, the Borrower's agreements and obligations contained in this Section 5.5 shall survive the payment in full of the Liabilities.

(g)          Each Lender, each Issuer and the Swing Line Lender agrees that, upon the occurrence of any event giving rise to any payment by the Borrower pursuant to this Section 5.5 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to its overall policy considerations) to designate another lending office for any Loans and other extensions of credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in such Lender's sole judgment, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage.

ARTICLE VI

FEES.

6.1	Non-Use Fee.

The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly non-use fee on the daily average unused amount of the Line of Credit Loan Commitments at the rate per annum for the relevant Financial Performance Level set forth in the definition of Applicable Margin (the "Non-Use Fee"). The Non-Use Fee shall be due and payable in arrears on the first day of each January,

April, July and October hereafter through the Maturity Date applicable to the Line of Credit Loans. A pro-rated non-use fee shall be due and payable on the first day of the quarter following the Effective Date and on the Maturity Date applicable to the Line of Credit Loans. The Non-Use Fee shall be earned as it accrues. A pro-rated non-use fee shall be due and payable to the Lenders under the Existing Credit Agreement on the Effective Date. Swing Line Loans shall be considered usage of the Line of Credit Commitments for purposes of this Section 6.1.

6.2	LC Fees.

The Borrower agrees to pay to the Agent, for distribution to the Lenders (based on their respective Pro Rata Percentages), a quarterly fee in respect of each LC issued hereunder (the "LC Fee"), computed at the applicable rate per annum set forth in the definition of Applicable Margin on the daily average amount available to be drawn under such LC for as long as it is outstanding. The quarterly letter of credit fee shall be due and payable in arrears on the first day of each January, April, July and October hereafter through the Maturity Date applicable to the Line of Credit Loans. A pro-rated letter of credit fee shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date applicable to the Line of Credit Loans. Each quarterly letter of credit fee shall be earned as it accrues. The Borrower shall also pay to the Agent for the account of each Issuer the normal and customary processing fees that such Issuer charges in connection with the issuance of or drawings under each such LC. A pro-rated letter of credit fee shall be due and payable to the Lenders under the Existing Credit Agreement on the Effective Date.

6.3	Calculation of Fees.

The fees payable under Sections 6.1 and 6.2 shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under Sections 6.1 and 6.2 shall be conclusive and binding for all purposes, absent manifest error.

6.4	Fees Not Interest; Nonpayment.

The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the Borrower's obligation to pay each fee described herein shall be in addition to, and not in lieu of, the Borrower's obligation to pay interest and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. All fees shall be non-refundable.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

In order to induce the Agent, each Issuer, the Swing Line Lender and the Lenders to enter into this Agreement and to induce each Issuer to issue LCs under this Agreement, the Borrower represents and warrants to the Agent, each Issuer, the Swing Line Lender and the Lenders that the following statements are and on each date hereafter that the Borrower is required to execute and deliver a compliance certificate to the Agent, will be, true and correct:

7.1	Judgments, Claims Litigation and Proceedings.

Except as set forth on Exhibit 7A or as disclosed in writing to the Agent from time to time hereafter, no judgments are outstanding against either the Borrower or NBC, nor is there now pending or threatened any litigation, contested claim, or governmental proceeding by or against either the Borrower or NBC, except for judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to the Borrower's financial condition, results of operations or business.

7.2	Contract Defaults and Disputes.

Except as set forth on Exhibit 7B or as disclosed in writing to the Agent from time to time hereafter, neither the Borrower nor NBC is in default under any material contract, lease or commitment to which it is a party or by which it is bound, and neither the Borrower nor NBC knows of any material dispute relating to any contract, lease, or commitment which is material to the continued financial success and well-being of the Borrower.

7.3	Licenses, Patents, Etc.

All of the Borrower's and NBC's licenses, patents, copyrights, trademarks and trade names and all of the Borrower's and NBC's applications for any of the foregoing are set forth on Exhibit 7C. There is no action, proceeding, claim or complaint pending or threatened to be brought against either the Borrower or NBC by any Person which might jeopardize any of the Borrower's or NBC's interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications and which, if successful, would have a material adverse effect on the Borrower's consolidated financial condition, results of operations or business.

7.4	Title to Assets.

Except for the security interests granted in the Security Documents, as permitted under Section 10.1 or as set forth on Exhibit 7D, both the Borrower and NBC own all of their respective assets free and clear of all security interests, liens, claims, and encumbrances. No Goods held by the Borrower, NBC, NCI, NCI Leasing or KC Steak on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by the Borrower, NBC, NCI, NCI Leasing or KC Steak in respect of the sale of such Goods (except markups or commissions which have been fully earned by either the Borrower or NBC) have been represented to be Accounts. The Borrower represents that all amounts in the form of ordinary trade payables which are owing to suppliers of any of the Inventory of the Borrower or NBC have been paid when due and that none of such suppliers has asserted any interest in the Inventory. The Borrower will furnish, at the Agent's request, the names and addresses of all Persons who supply Inventory to the Borrower, NBC, NCI, NCI Leasing or KC Steak who deliver Goods to the Borrower, NBC, NCI, NCI Leasing or KC Steak on consignment or under sale or return contracts.

7.5	Tax Liabilities.

The Borrower and NBC each have filed all federal and all other material tax reports and returns required by any law or regulation to be filed and the Borrower and NBC each have either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or have made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the Borrower's consolidated balance sheet are materially adequate in amount for the payment of all of the Borrower's consolidated liabilities for all taxes (whether or not disputed) accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of either the Borrower or NBC, except as described on Exhibit 7E or as disclosed in writing to the Agent from time to time hereafter.

7.6	Indebtedness and Producer Payables.

Except (a) for the Loans and Swing Line Loans from the Lenders and the Swing Line Lender respectively, and the LC Obligations, each as contemplated by this Agreement; (b) as disclosed on Exhibit 7F; and (c) as disclosed on the financial statements identified in Section 7.16 of this Agreement, neither the Borrower nor NBC has any other indebtedness, known contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person which in the aggregate, are material to the Borrower's financial position. The Borrower's or NBC's Producer Payables, other than those being contested in good faith by any of such Persons, are not past due.

7.7	Other Fictitious Names.

During the preceding five (5) years, neither the Borrower nor NBC has been known by or used any fictitious name, or changed its organizational form, the location of its chief executive office, or the jurisdiction of its organization except as disclosed on Exhibit 7G.

7.8	Affiliates.

Neither the Borrower nor NBC has any Affiliates, other than those Persons disclosed on Exhibit 7H or those disclosed in writing to the Agent from time to time hereafter, and the legal relationships of both the Borrower and NBC to each such Affiliate are accurately and completely described thereon.

7.9	Environmental Matters.

Except as disclosed on Exhibit 7I or as disclosed in writing to the Agent from time to time hereafter, (a) neither the Borrower nor NBC has received any notice to the effect, and does not have any knowledge, that their respective operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations ("Environmental Laws") or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the consolidated business, operations, assets or condition (financial or otherwise) of the Borrower; (b) there have been no releases of hazardous materials at, on or under either the Borrower's or NBC's premises that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, assets, business or prospects of the Borrower; (c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under either the Borrower's or NBC's premises that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, assets, business or prospects of the Borrower; (d) neither the Borrower nor NBC has directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or on any similar federal, state or local list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against either the Borrower or NBC for any remedial work, damage to natural resources or personal injury, including claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, that are material in the aggregate to the Borrower's consolidated financial position; and (e) to the best of both the Borrower's and NBC's knowledge, no conditions exist at, on or under either the Borrower's or NBC's premises which, with the passage of time, or the giving of notice or both, would give rise to any liability under any Environmental Laws that would be material relative to the Borrower's consolidated financial position.

7.10	Bank Accounts.

Exhibit 7J sets forth, as of the Closing Date, the account numbers and location of each of the Borrower's and NBC's bank accounts (including blocked accounts).

7.11	Other Agreements or Restrictions.

Except as disclosed on Exhibit 7K, neither the Borrower nor NBC is a party to any contract or agreement or subject to any restriction which restricts the conduct of its respective business which could have a material adverse effect on the consolidated financial condition, operations, assets, business or prospects of the Borrower. Neither the Borrower nor NBC is in default under or in violation of any Governmental Requirement related to the Loans, the LCs, or the Swing Line Loans or any other Governmental Requirement which default could have a material adverse effect on the Borrower's consolidated financial condition, operations, assets, business or prospects. Neither the execution and delivery of the Financing Documents or the Bond Documents, nor the consummation of the transactions contemplated thereby, nor fulfillment of and compliance with the respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any material violation of, or result in the creation or imposition of any lien or security interest on any of the Collateral pursuant to: (a) any agreement, instrument or document pertaining to the governance of either the Borrower or NBC; (b) any Governmental Requirement applicable to either the Borrower or NBC; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any material agreement or instrument to which either the Borrower or NBC is a party or by which the Borrower, NBC or their respective properties is bound or to which the Borrower, NBC or their respective properties is subject in any material respect.

7.12	[Intentionally Omitted].
7.13	Existence.

The Borrower is a limited liability company duly organized and in existence under the laws of the State of Delaware. The Borrower is duly licensed to do business in all states where the nature and extent of the business it transacts or the ownership of its assets make such licensing necessary, except for those jurisdictions in which the failure to be so licensed would not, in the aggregate, have a material adverse effect on the Borrower's consolidated financial condition, results of operations or business.

7.14	Authority.

The Borrower's execution and delivery of this Agreement, the other Financing Documents and the Bond Documents, and the performance of its obligations hereunder and thereunder, (a) are within the Borrower's powers; (b) are duly authorized by the Borrower's managers and, if necessary, the Borrower's members; (c) are not in contravention of any material law or laws, or the terms of the Borrower's operating agreement, or other organizational documents, or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or any of the Borrower's property is bound; (d) do not require any governmental consent, registration or approval; (e) do not contravene any contractual or governmental restriction binding upon the Borrower; and (f) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of the Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of the Borrower's property may be bound or affected.

7.15	Binding Effect.

This Agreement, the other Financing Documents and the Bond Documents set forth the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

7.16	Correctness of Financial Statements.

The financial statements delivered by the Borrower and, after the Effective Date, NBC to the Agent, the Swing Line Lender and the Lenders present fairly the Borrower's and NBC's respective financial condition, and have been prepared in accordance with GAAP consistently applied. As of the date of such financial statements, there has been no materially adverse change in the Borrower's condition or operations, and neither the Borrower nor NBC has granted a Lien on any of their respective assets or properties since such date other than as set forth on Exhibit 7D. As of each date hereafter that the Borrower is required to execute and deliver a compliance certificate to the Agent, there has been no materially adverse change in the Borrower's condition or operation, and (unless otherwise permitted in this Agreement) neither has the Borrower nor NBC has granted a Lien on any of their respective assets or properties since the date of the most recent financial statement delivered to the Agent and the Lenders.

7.17	Employee Controversies.

There are no controversies pending or threatened between the Borrower and any of its employees, or between NBC and any of its employees, other than employee grievances arising in the ordinary course of either the Borrower's or NBC's respective business which are not, in the aggregate, material to the Borrower's continued financial success and well-being and employee grievances which are disclosed in writing to the Agent from time to time hereafter.

7.18	Compliance with Laws and Regulations.

The Borrower and NBC each are in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local Governmental Authorities relating to the Borrower's and NBC's business operations and assets, except for laws, orders, regulations and ordinances, the violation of which would not have a material adverse effect on the value of the Collateral or the Agent's interest in any of the Collateral and, in the aggregate, would not have a material adverse effect on the Borrower's consolidated financial condition, results of operations or business.

7.19	Solvency.

The Borrower and NBC each are solvent, able to pay their respective debts generally as such debts mature, and have capital sufficient to carry on their business and all businesses in which the Borrower and NBC each expect to engage. The saleable value of each of the Borrower's and NBC's total assets at a fair valuation, and at a present fair saleable value, are greater than the amount of each of the Borrower's and NBC's total obligations to all Persons. Neither the Borrower nor NBC will be rendered insolvent by the execution or delivery of this Agreement, the other Financing Documents, the Brawley Beef Acquisition Documents, the Intercompany Financing Documents, the Contribution Agreement or by the transactions contemplated hereunder or thereunder.

7.20	ERISA Matters.

(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other Federal or state Laws, and each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to both the Borrower's and NBC's best knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower, and NBC and each of their ERISA Affiliates have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)          There are no pending or, to either the Borrower's or NBC's best knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a material adverse effect on the Borrower's consolidated financial condition, results of operations, business or prospects. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a material adverse effect on the Borrower's consolidated financial condition, results of operations, business or prospects.

(c)          (i) No ERISA Event (except as set forth in Schedule 7.20(c)(i)) has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower, nor NBC, nor any ERISA Affiliate of either has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower, nor NBC, nor any ERISA Affiliate of either has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower, nor NBC, nor any ERISA

Affiliate of either has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

7.21	Margin Security.

Neither the Borrower nor NBC owns any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.22	Investment Company Act Not Applicable.

Neither the Borrower nor NBC is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

7.23	[Intentionally Omitted].

7.24	No Consent.

The Borrower's execution, delivery and performance of, and the effectuation of the transactions contemplated under, this Agreement, the other Financing Documents, the Brawley Beef Acquisition Documents and the Bond Documents, and the borrowings contemplated herein, do not require the consent or approval of any other Person, except such consents or approvals as have been obtained or will be obtained by the Effective Date, and such consents or approvals relating to the acquisition of the assets of Brawley Beef for which the failure to obtain will not have a material adverse effect on either the Borrower's or NBC's financial condition, results of operations, business or prospects. Neither the Borrower nor NBC has otherwise failed to obtain any material governmental consent, approval, license, permit, franchise or other governmental authorization necessary to the ownership of any of its properties or the conduct of its business.

7.25	Full Disclosure.

The factual information taken as a whole in the materials furnished by or on behalf of the Borrower and NBC to the Agent, any Lender, any Issuer, the Swing Line Lender, or any Existing Lender for purposes of or in connection with the transactions contemplated under this Agreement, the Existing Credit Agreement, the other Financing Documents and the Bond Documents does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Agent and the Lenders, any Issuer and the Swing Line Lender in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Agent and the Lenders by the Borrower and NBC, and to be delivered under Section 9.1 of this Agreement, were prepared in good faith on the basis of information and assumptions that the Borrower and NBC each believed to be reasonable as of the date of such information.

7.26	Intellectual Property.

Except as set forth in Exhibit 7C, the Borrower and NBC each owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property which is necessary for the operation of their respective businesses, without any known conflict with the rights of others. Except as set forth in Exhibit 7L, no product of either the Borrower or NBC infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to both the Borrower's and NBC's knowledge) threatened against or affecting such Person, contesting either the Borrower's or NBC's right to sell or to use any product or material, in any case which could have a material adverse effect on the Borrower's consolidated financial condition, operations, assets, or business. Neither the Borrower nor NBC has violated any of their respective obligations with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by either the Borrower or NBC.

7.27	Compliance with Federal Food Security Act.

The Borrower and NBC each have adequate procedures in place to insure that Collateral purchased by either the Borrower or NBC is free of security interests in favor of Persons other than the Agent in accordance with the Federal Food Security Act. The Borrower and NBC each will furnish, at the Agent's request, the names and addresses of all Persons who supply Inventory to either the Borrower or NBC or who deliver Goods to either the Borrower or NBC on consignment or under sale or return contracts.

7.28	Survival of Warranties.

All representations and warranties contained in this Agreement or any of the other Financing Documents shall survive the execution and delivery of this Agreement and shall be true on the date of this Agreement and on each date hereafter on which the Borrower is required to execute and deliver a compliance certificate to the Agent, until the Liabilities shall be paid in full and the Commitments have been fully terminated in accordance with the provisions of this Agreement.

7.29	CoBank Equity Interests.

So long as CoBank is a Lender under this Agreement, the Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank's Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans and Swing Line Loans made by CoBank under this Agreement shall not exceed the maximum amount permitted by CoBank's Bylaws as of the date of this Agreement. The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of the Borrower's patronage with CoBank shall be governed by CoBank's Bylaws, except that if CoBank sells a participation in a portion any Loans due to CoBank, such portion of the Loans due to CoBank shall not be entitled to patronage distributions. A sale of participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof). The Borrower hereby consents and agrees that the amount of any distributions with respect to the Borrower's patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. § 1388) and that are received by the Borrower from CoBank will be taken into account by the Borrower at the stated Dollar amounts whether the distribution is evidenced by a stock certificate or other form of written notice that such distribution has been made and recorded in the Borrower's name on CoBank's records. The Loans due to CoBank under this Agreement and other Indebtedness due to CoBank hereunder shall be secured by a statutory first Lien on all equity that the Borrower may now own or hereafter acquire in CoBank. Such equity shall not, however, constitute security for Indebtedness due to any other Lender under this Agreement. CoBank shall not be obligated to set off or otherwise apply such equities to the Borrower's Indebtedness to CoBank.

ARTICLE VIII

CONDITIONS

8.1	Conditions to the Effective Date and the Initial Borrowing.

The occurrence of the Effective Date, each Lender's obligation to make its Loans, the Swing Line Lender's obligation to make the Swing Line Loans, and each Issuer's obligation to issue one or more LCs comprising a part of the initial borrowing hereunder, are subject to the following conditions precedent:

(a)	Documents.

The Agent shall have received, appropriately dated and in form and substance reasonably satisfactory to the Agent (together with original counterparts or copies, as the case may be, for each Lender), the documents listed on the List of Closing Documents which is attached as Exhibit 8A.

(b)	Actions and Events.
(i) Payment of Expenses.

The Borrower shall have paid all fees due on or before the Effective Date as specified herein and all fees and expenses of or incurred by the Agent and its special and local counsel to the extent billed on or before the Effective Date, including all amounts required under the Agent's Letter;

(ii)	Regulatory Approvals.

The Agent shall have received: (a) evidence satisfactory to the Agent that all material filings, consents or approvals, if any, with or of Governmental Authorities necessary to consummate the transactions contemplated by the Brawley Beef Acquisition Documents have been obtained, and (b) evidence satisfactory to the Agent that all filings, consents or approvals, if any, with or of Governmental Authorities necessary to consummate the transactions contemplated by the Financing Documents and the Intercompany Financing Documents have been obtained;

(iii)	No Prohibitions.

No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit, and no litigation shall be pending or threatened which would enjoin, prohibit, restrain or otherwise adversely affect the consummation of the transactions contemplated under the Financing Documents, the Intercompany Financing Documents and Brawley Beef Acquisition Documents, or which would otherwise have a material adverse effect on either the Borrower's or NBC's financial condition, results of operations or business;

(iv)	Material Adverse Change.

No material adverse change shall have occurred since: (i) the end of Fiscal Year 2005, or (ii) the date of the most recent Financial Statement delivered to the Agent and the Lenders, as applicable, with respect to:

(A) the Borrower's and its Subsidiaries' condition (financial or otherwise), business, assets, liabilities (actual or contingent),  operations or prospects;

(B) the syndication markets for credit facilities similar in nature               to those discussed in this Agreement; or

(C) the financial, banking or capital markets, the effect of which would have an adverse change or effect in the syndication market;

in each case, as determined by the Agent in its sole discretion.

(v)	Brawley Beef Acquisition.

The transactions contemplated by the Brawley Beef Acquisition Documents shall have been (or shall be, concurrently with the funding of the Term Loan) consummated without waiver of any of the conditions precedent applicable to the sellers (or arrangements for their consummation satisfactory to the Agent shall have been made).

(vi)	Wiring Instructions.

The Agent shall have received wiring instructions with respect to the proceeds of the Loans and Swing Line Loans (if any) to be made on the Effective Date;

(vii)	Other Documents.

The Borrower and NBC each shall have taken such actions, and the Agent shall have received such other documents, as the Agent may reasonably request; and

(viii)	Compliance.

Each of the Borrower's and NBC's representations and warranties contained in this Agreement shall be true on and as of the Effective Date as if such representations and warranties had been made on and as of the Effective Date, and no Default or Matured Default shall have occurred and be continuing or shall exist, as evidence by a current compliance certificate in the format required to be delivered to the Agent from time to time in accordance with Section 9.1.

(ix)	Availability.

Except in the case of a Swing Line Bond Loan, the Borrowing Base Availability is not less than $25,000,000.

(x)	Brawley Beef Financings.

Concurrently with the disbursement of the Term Loan, all indebtedness and existing liens attributable to the Brawley Beef assets shall have been refinanced and terminated, except those set forth on Schedule I hereto.

8.2	Conditions Precedent to All Borrowings, Conversions, Roll Overs and Issuances of Letters of Credit.

Each Lender's obligation to make (or convert or roll over) a Loan, the Swing Line Lender's obligation to make Swing Line Loans, and each Issuer's obligation to issue an LC on the occasion of each borrowing (including the initial borrowing), conversion, roll over or issuance of an LC shall be subject to the further condition precedent that the following statements shall be true (and the Borrower's acceptance of the proceeds of each borrowing, the delivery of the notice of interest conversion under Section 3.2 in the case of a conversion or roll over, or the delivery of the Application in the case of the issuance of an LC, shall be deemed to constitute a representation and warranty by the Borrower that on the date of such borrowing, conversion, roll over or issuance of LC such statements are true) and on the date of each borrowing the Agent shall have received a certificate (dated the date of such borrowing) from a responsible officer of the Borrower certifying that all conditions under Section 8.1 have been satisfied and that such statements are true:

(a)          The Borrower is duly authorized and empowered to make such request for borrowing, conversion, roll over or issuance of LC and such borrowing, conversion, roll over or issuance of LC will not violate any Governmental Requirement;

(b)          No material adverse change has occurred with respect to the Borrower's consolidated financial condition, business, operations or prospects since the date of the last audited financial statements delivered to the Agent and the Lenders;

(c)          The representations and warranties set forth in Article 7 are true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case the representations and warranties shall be true and correct as of such earlier date);

(d)          No event has occurred and is continuing, or would result from such borrowing, conversion, roll over or issuance of LC, which constitutes a Default or a Matured Default;

(e)          The Borrower has delivered to the Agent its notice of borrowing or notice of interest conversion;

(f)          The Borrower has complied with any post-closing requirements of the Agent by the deadline for such requirements; and

(g)          With respect to the issuance of any LC, the Borrower has delivered to the Agent an Application for such LC as described in Section 2.2(b).

ARTICLE IX

AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that from the date of execution hereof until the Liabilities are paid in full, and the Commitments, all LCs and all other obligations of the Agent, the Issuers, the Swing Line Lender and the Lenders hereunder are finally terminated, the Borrower will comply (and will cause NBC to comply) with the following provisions of this Article 9:

9.1	Financial Statements.

Except as otherwise expressly provided for in this Agreement, the Borrower and NBC each shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the Borrower's and NBC's business and affairs, in accordance with GAAP consistently applied in all material respects, and the Borrower shall cause to be furnished to the Agent and the Lenders, from time to time and in a form acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following as to the Borrower and/or NBC (as the case may be): (a) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year, a Borrowing Base Certificate of the chief financial or other authorized officer of the Borrower; (b) as soon as practicable and in any event within thirty (30) days after the end of each fiscal quarter in each Fiscal Year (i) consolidated (and, in the case of NBC, consolidating) statements of income and retained earnings for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, and a consolidated (and, in the case of NBC, consolidating) balance sheet as of the end of such fiscal quarter, setting forth in each case in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as accurate by the chief financial or other authorized officer, subject to changes resulting from normal year-end adjustments, (ii) copies of statements of cash flow, and (iii) a compliance certificate of the chief financial or other authorized officer of the Borrower in substantially the form attached as Exhibit 9A; (c) as soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) audited consolidated (and, in the case of NBC, consolidating) statements of income, retained earnings and changes in the financial condition for each year, and a consolidated (and, in the case of NBC, consolidating) balance sheet for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Agent and certified to the Borrower by KPMG LLP or such other independent public accountants as are selected by the Borrower and satisfactory to the Agent, whose opinion shall be in scope and substance satisfactory to the Agent, (ii) a true and complete copy of the management letter from KPMG LLP or such other independent public accountants as are selected by the Borrower and satisfactory to the Agent, in connection with such audited financial statements; and (iii) a compliance certificate; and (d) as soon as practicable and in any event within thirty (30) days after the end of each Fiscal Year, a month by month operating and capital budget for the then current Fiscal Year and annual operating and capital budgets for the three following Fiscal Years.

9.2	Conduct of Business.

Except as contemplated by this Agreement, the Borrower and NBC each shall: (a) not fail to maintain their respective existence and not fail to maintain in full force and effect all material licenses, bonds, franchises, leases, patents, contracts and other rights necessary or appropriate which if not maintained could be reasonably expected to have a material adverse effect on the Borrower's consolidated financial condition, operations, assets, business or prospects; (b) continue in, and limit each of the Borrower's and NBC's operations to, the same general line of business as that presently conducted by the Borrower and NBC; (c) comply with all applicable laws and regulations of any Governmental

Authority, except for such laws and regulations the violation of which would not, in the aggregate, have a material adverse effect on the Borrower's consolidated financial condition, results of operations or business; and (d) keep and conduct their respective businesses separate and apart from the business of the Borrower's Affiliates; provided, however, that the Borrower may enter into transactions with its Affiliates as long as such transactions are entered into in the ordinary course of the Borrower's business, and as long as such transactions are not less favorable to the Borrower than similar transactions with non-Affiliates would be.

9.3	Maintenance of Properties.

The Borrower and NBC each shall keep its real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted.

9.4	Liability Insurance.

The Borrower and NBC each shall maintain, at the Borrower's and/or NBC's own expense (as the case may be), such public liability and property damage insurance as is ordinarily maintained by other companies in similar businesses, provided that in no event shall such public liability insurance provide for coverage less than $10,000,000 per occurrence for personal injury and $10,000,000 per occurrence for property damage. Each of the Borrower's and NBC's public liability insurance may provide for a deductible of not more than $500,000 per occurrence. All such policies of insurance shall be in form and with insurers reasonably acceptable to the Agent and proper certificates evidencing the same, shall be provided to the Agent within ten (10) days of receipt thereof.

9.5	Property Insurance.

At the Borrower's own cost and expense, or at the cost and expense of a Subsidiary, in the case of property owned by such Subsidiary, the Borrower shall keep all of its and its Subsidiaries' assets fully insured, with carriers, and in amounts acceptable to the Agent, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may reasonably be required by the Agent. The Borrower shall cause to be delivered to the Agent the proper certificates evidencing the same. All such policies covering the Borrower's assets shall provide, in manner satisfactory to the Agent, that any amounts in excess of $500,000 payable under such policies shall be payable first to the Agent (for the ratable benefit of the Lenders), as the Agent's interest may appear. Each such policy covering the Borrower's assets shall include a provision for thirty (30) days' prior written notice to the Agent of any cancellation or expiration thereof and show the Agent as lender loss payee as provided in a form of loss payable endorsement in form and substance satisfactory to the Agent. In the event of any loss covered by any such policy covering the Borrower's assets, the Borrower shall direct the carrier named in such policy to make payment for such loss to the Agent for application to the Liabilities and not to the Borrower, or to the Borrower and the Agent jointly. The Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as the Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling or adjusting claims under such policies of insurance after the occurrence of a Matured Default. If payment as a result of any insurance losses under such policies of insurance covering the Borrower's assets shall be paid by check, draft or other instrument payable to the Borrower, or to the Borrower and the Agent jointly, the Agent (for the ratable benefit of the Lenders) may endorse the Borrower's name on such check, draft or other instrument, and may do such other things as the Agent may deem advisable to reduce the same to cash. All loss recoveries received by the Agent on account of any such insurance on the Collateral up to $2,500,000 may be reinvested by the Borrower in the Collateral. All loss recoveries received by the Agent on account of any such insurance on the Collateral in excess of $2,500,000 may be applied and credited by the Agent to the Liabilities, to the extent that there are at the time Liabilities outstanding, or reinvested by the Borrower in the Collateral in the discretion of the Agent. The Borrower hereby assigns all of the Borrower's insurance coverage proceeds to the Agent (for the ratable benefit of the Lenders) as additional collateral security for the Liabilities. To the extent actually received by the Agent in immediately available funds, the Agent shall pay any surplus of insurance proceeds from such insurance policies in excess of the Liabilities to the Borrower. If the Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of its other obligations hereunder, then the Agent may, at the Agent's option, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of the Borrower, or make whatever other payments the Agent may deem appropriate to protect the Agent's security for the Liabilities. Any such payments shall be additional Liabilities of the Borrower, each payable on demand and secured by the Collateral. Upon the Agent's written request, copies of the policies of insurance referred to in this Section 9.5 and in Section 9.4, together with all amendments and schedules thereto, shall be provided to the Agent by the Borrower. The Borrower's insurance policies are summarized on Exhibit 9B.

9.6	Financial Covenants and Ratios.
	(a)	After the Conversion Date the Borrower shall at all times maintain:
		(i)	A maximum Funded Debt to EBITDA Ratio, as follows:

Funded Debt

to EBITDA	Fiscal Quarter Ended
5.00 to 1.00	Closing Date through August 25, 2007
4.00 to 1.00	November 30, 2007 through August 25, 2008
3.50 to 1.00	November 30, 2008 and thereafter

(ii)         A maximum Senior Secured Funded Debt to EBITDA Ratio, as follows:

Senior Secured

Funded Debt

to EBITDA Ratio	Fiscal Quarter Ended
3.50 to 1.00	Closing Date through August 25, 2007
3.25 to 1.00	November 30, 2007 through August 25, 2008
3.00 to 1.00	November 30, 2008 and thereafter
(iii)	A minimum four-quarter rolling EBITDA as follows:

EBITDA	Fiscal Quarter Ended
$60,000,000	Closing Date through August 25, 2007
$70,000,000	November 30, 2007 through February 28, 2008
$90,000,000	May 31, 2008
$100,000,000	August 25, 2008 and thereafter

(iv)        A minimum four-quarter rolling Debt Service Coverage Ratio as follows:

Debt Service Coverage Ratio	Fiscal Quarter Ended
1.75 to 1.00	Closing Date through May 31, 2007
2.00 to 1.00	August 25, 2007 and thereafter

(b)   The Borrower will maintain, for each four fiscal-quarter period that ends after the Closing Date but on or before the earlier of February 28, 2007 and the Conversion Date, a minimum four-quarter rolling EBITDA of at least $50,000,000;

(c)   The Borrower will maintain, for each four fiscal-quarter period ending after February 28, 2007 but on or before the Conversion Date, a minimum four-quarter rolling EBITDA of at least $60,000,000;

(d)   Prior to the Conversion Date, the Borrower will maintain at all times a minimum Borrowing Base Availability of at least $25,000,000.

9.7	Pension Plans.

The Borrower and NBC each shall: (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA; (c) comply with all requirements of ERISA which relate to such Plans; and (d) notify the Agent immediately upon the Borrower's or NBC's receipt of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. Notwithstanding the requirements of this Section 9.7, either the Borrower's or NBC's failure to comply with any of said requirements shall not constitute a Default or a Matured Default under this Agreement, unless such failure could result in the imposition on the Borrower or NBC of a liability in excess of $1,000,000 on a consolidated basis for both the Borrower and NBC.

9.8	Notice of Suit, Adverse Change, ERISA Event or Default.

The Borrower and NBC each shall, as soon as possible, and in any event within ten (10) Business Days after either the Borrower or NBC learns of the following, give written notice to the Agent of (a) any proceeding being instituted or threatened to be instituted by or against either the Borrower or NBC in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $2,000,000, (b) any material adverse change in the business, assets or condition, financial or otherwise, of either the Borrower or NBC, (c) any ERISA Event and (d) the occurrence of any Default or Matured Default. Within three (3) Business Days after the Agent's receipt of such written notice, the Agent shall forward such notice to the Lenders.

9.9	[Intentionally Omitted].
9.10	Books and Records; Separate Existence.

The Borrower and NBC each shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all of their respective dealings and business affairs. If any changes in accounting principles from those used in the preparation of the financial statements referenced in Section 7.16 are hereafter required or permitted by GAAP and are adopted by either the Borrower or NBC with the concurrence of its independent certified public accounts and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 9.6 or any other provision of this Agreement, the Borrower and NBC each agree and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating either the Borrower's or NBC's financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made. The Borrower and NBC each shall do all things necessary to maintain its separate existence vis-à-vis its members.

9.11	Laws and Obligations.

The Borrower and NBC each shall comply with all Governmental Requirements in all material respects; and pay all taxes, assessments, governmental charges, claims for labor, supplies and rent, including without limitation, taxes, assessments, governmental charges, claims for labor, supplies and rent imposed upon or against or with respect to the ownership, use, occupancy or enjoyment of any real property owned by either the Borrower or NBC, or any utility service thereon; provided, however, that the Borrower and NBC shall not be required to pay any ad valorem or other real property taxes or any other taxes, assessments, governmental charges or claims or charges of amounts claimed to be due in any event, if, in any such case, the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of either the Borrower or NBC and, if required under GAAP, the Borrower and NBC each shall have set up adequate reserves therefor; and provided further that, with respect to such other taxes, assessments, governmental charges or claims, no lien is claimed by the United States or any state or other political subdivision thereof which could have priority over the liens and security interests granted to the Agent pursuant to the Security Documents.

9.12	Environmental Laws.

The Borrower and NBC each shall at all times:

(a)   use and operate all of its businesses and properties in compliance in all material respects with all environmental laws; keep all necessary permits relating to environmental and safety and health matters in effect and remain in compliance in all material respects therewith; handle all hazardous materials in compliance in all material respects with all applicable environmental laws; and dispose of all hazardous materials generated by either the Borrower or NBC or at any property owned or leased by either the Borrower or NBC at facilities or with carriers that maintain valid permits for such disposal or transportation under applicable environmental laws;

(b)   promptly notify the Agent (and provide copies upon receipt) of all material claims, complaints, notices or inquiries relating to the environmental condition of its facilities and properties or its compliance with environmental laws; and

(c)   provide such other information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 9.12.

9.13	Trade Accounts Payable and Producer Payables.

The Borrower and NBC each shall pay, within two (2) Business Days after the Borrower's purchase of the related Inventory, all cattle Producer Payables other than (a) those not yet due for livestock priced on a grade and yield matrix, and (b) those which are not yet due and have deferred payment terms. The Borrower and NBC each shall pay, within five (5) Business Days after either the Borrower's or NBC's purchase of the related Inventory, all grain Producer Payables. The Borrower and NBC may pay Producer Payables by wire transfer on the date of presentment of checks representing payment of Producer Payables. The Borrower and NBC each shall pay all cattle Producer Payables for livestock priced on a grade and yield matrix and those which have deferred payment terms, in accordance with the terms governing the same. The Borrower and NBC each shall pay all trade accounts payable other than Producer Payables on a basis not more than forty-five (45) days past due, except (a) accounts payable contested in good faith or (b) accounts payable in an aggregate amount not to exceed at any time outstanding $250,000 and with respect to which no proceeding to enforce collection has been commenced or, to the knowledge of either the Borrower or NBC, threatened. Packers and Stockyard Act claims shall remain: (i) unsecured at all times; (ii) secured by LCs; (iii) secured by performance bonds satisfactory to Agent; or (iv) secured by a trust account or other form of security permitted by the Packers and Stockyards Act and satisfactory to the Agent.

9.14	Post-Closing Matters.

(a) The Borrower shall deliver, on or prior to July 31, 2006, a survey related to the real estate acquired from Brawley Beef by NBC, in form and substance satisfactory to the Agent;

(b) The Borrower shall execute and deliver to the Agent, within ten (10) days after the Effective Date, amendments or modifications to the Security Agreement, the Kansas Mortgage and the Pennsylvania Mortgage specified by the Agent in order to reflect the changes to the Existing Credit Agreement that are set forth in this Agreement, together with the consents and acknowledgements relating to the Borrower's pledge of its limited partnership interests in NBC to the Agent that are required under NBC's limited partnership agreement; and

(c) The Borrower shall cause NBC to execute and deliver to the Borrower and the Agent, within ten (10) days after the Effective Date, a trademark licensing agreement, comparable in form to the Trademark License, that runs in favor of the Borrower (as lender under the Intercompany Financing Documents) and its successors and assigns.

(d) The Borrower shall cause NCI to execute and deliver to the Borrower and the Agent, within ten (10) days after the Effective Date, a pledge agreement (and related consents and acknowledgements required under NBC's limited partnership agreement) in form and substance reasonably satisfactory to the Agent that covers NCI's general partnership interest in NBC and that runs in favor of the Borrower (as lender under the Intercompany Financing Documents) and its successors and assigns.

(e) The Borrower shall cause one or more opinions of its counsel, covering the agreements referenced in the foregoing clauses (b), (c) and (d) in a manner reasonably satisfactory to the Agent, to be delivered to the Agent and the Lenders within ten (10) days after the Effective Date.

(f) The Borrower shall cause an opinion of its California counsel, covering the Deed of Trust from NBC to the Borrower (and the assignment thereof to the Agent) in a manner reasonably satisfactory to the Agent, to be delivered to the Agent and the Lenders within ten (10) days after the Effective Date.

ARTICLE X

NEGATIVE COVENANTS

The Borrower covenants and agrees that from the date of execution hereof until the Liabilities are paid in full, and the Commitments, all LCs and all other obligations of the Agent, the Issuers, the Swing Line Lender and the Lenders hereunder are finally terminated, the Borrower will comply (and will cause NBC to comply) with the following provisions of this Article 10:

10.1	Encumbrances.

Except for those Liens presently in existence and reflected in either the Borrower's or NBC's financial statements referred to in Section 7.16 or security interests granted in the Security Documents or in the Intercompany Financing Documents, neither the Borrower nor NBC shall create, incur, assume or suffer to exist any Lien of any nature whatsoever on or with regard to any of its assets (including, without limitation, the Collateral) other than: (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower or NBC (as the case may be) shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (b) Liens securing deposits under workers' compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Borrower's or NBC's business (as the case may be); (c) Liens granted under the Bond Documents or pursuant to the Water Services Agreement and Liens in favor of the Agent securing the Liabilities; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of either the Borrower's or NBC's real property, and other Liens on property which are subordinate to the Liens of the Agent securing the Liabilities and which do not, in the determination of the Required Lenders (i) materially impair the use of such property or (ii) materially lessen the value of such property for the purposes for which the same is held by either the Borrower or NBC; (e) in the case of the Borrower and NBC, purchase money security interests and capitalized leases securing indebtedness permitted to be incurred under Section 10.4(d); (f) in the case of the Borrower, Liens securing the interests of any broker in any Margin Account; (g) in the case of the Borrower, Liens securing indebtedness permitted to be incurred under Section 10.4(f) and (g); and (h) Liens permitted under Section 7.29.

10.2	Consolidations, Mergers or Acquisitions.

Neither the Borrower nor NBC shall recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person; provided, however, that (i) the Borrower may, after the Conversion Date, subject to pro-forma compliance with Section 9.6 and so long as no Default or Matured Default is then continuing, make acquisitions for a purchase price or for purchase prices not to exceed $5,000,000 in the aggregate in any Fiscal Year, so long as no Default or Matured Default shall occur as a result of such transaction, and (ii) NBC may consummate the acquisition of substantially all of the assets of Brawley Beef in the manner set forth in Section 8.1(b)(v).

10.3	Deposits, Investments, Advances or Loans.

Neither the Borrower nor NBC shall make or permit to exist deposits, investments, advances or loans (other than those existing on the date of the execution of this Agreement and disclosed to the Lenders in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) Cash Equivalent Investments; (b) deposits under workers' compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of the Borrower's or NBC's business (as the case may be); (c) in the case of the Borrower, loans not exceeding $1,000,000 in the aggregate at any one time outstanding; (d) demand deposits not to exceed $250,000 in the aggregate for the Borrower and NBC combined; (e) in the case of the Borrower, margin deposits required to be made in connection with any Margin Account; (f) in the case of the Borrower, deposits permitted by Section 10.19 of this Agreement; (g) in the case of the Borrower, margin deposits required to be made in connection with the Borrower's obligations under any Swap Contracts with any Lender or any Affiliates of a Lender; (h) deposits in trust accounts required under the Packers and Stockyards Act; (i) in the case of the Borrower, loans to KC Steak not to exceed $16,000,000 in amount outstanding; (j)  loans from the Borrower to NBC not to exceed $75,000,000 in amount outstanding; (k) Cash Equivalent Investments credited to a deposit account or a securities account (as the case may be) at CoBank in which in which the Agent has a perfected first priority security interest; (l) in the case of the Borrower, investments in the purchase of Bonds; (m) in the case of the Borrower, loans to or investments in aLF Ventures or other investments related to the development of lactoferrin not to exceed $8,000,000 in the aggregate at any one time outstanding; (n) in the case of the Borrower, loans to NCI and NCI Leasing not to exceed $10,000,000 in amount outstanding; (o) investments permitted under Section 10.2; (p) in the case of the Borrower, investments permitted under Section 7.29; (q) in the case of the Borrower, purchases permitted by the proviso to Section 10.14; and (r) in the case of the Borrower and NBC, advances for travel and expenses to the officers or managers or employees of the Borrower paid in the ordinary course of the Borrower's business.

10.4	Indebtedness.

Except for those obligations and that Indebtedness presently in existence and reflected in either the Borrower's or NBC's financial statements referred to in Section 7.16 or referred to in Section 7.6, neither the Borrower nor NBC shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or Indebtedness, direct or indirect, fixed or contingent, except: (a) the Liabilities and, in the case of NBC, the Indebtedness outstanding under the Intercompany Financing Documents; (b) obligations secured by liens or security interests permitted under Section 10.1 or contingent obligations permitted under Section 10.5; (c) trade obligations, Producer Payables and normal accruals in the ordinary course of either the Borrower's or NBC's business (as the case may be) not yet due and payable, or with respect to which the Borrower or NBC (as applicable) is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that either the Borrower or NBC (as applicable) has set aside on its books adequate reserves therefor, if appropriate under GAAP; (d) other indebtedness secured by Liens permitted under clause (e) of Section 10.1, not exceeding $10,000,000 in the aggregate (on a combined basis for both the Borrower and NBC) at any one time outstanding (not counting amounts referred to in Section 13.32 and Section 13.33); (e) other unsecured Indebtedness not exceeding $4,000,000 in the aggregate (on a combined basis for both the Borrower and NBC) at any one time outstanding (not counting amounts referred to in Section 13.32 and Section 13.33); (f) secured Indebtedness incurred from the Effective Date through the end of Fiscal Year 2006, in an aggregate amount (on a combined basis for both the Borrower and NBC) not to exceed $25,000,000 for the purpose of acquiring or constructing fixed assets provided the security interests and liens granted with respect thereto are limited to the assets being acquired or constructed (not counting amounts referred to in Section 13.32 and Section 13.33); (g)  in the case of the Borrower, the Bonds; (h) in the case of the Borrower, the Borrower's Class A, B or C Units subject to redemption rights to the extent classified as debt and obligations arising from the exercise of those redemption rights; (i) in the case of the Borrower, Swap Contracts with any Lender or any of its Affiliates; and (j) in the case of the Borrower, resales of Senior Notes previously purchased pursuant to the proviso to Section 10.14 so long as no Default or Matured Default shall have occurred and be continuing at the time of any such resale or be caused by any such resale. The Borrower shall not permit to exist any other Deposit Accounts for the receipt of Collateral proceeds of any type whatsoever, except the Collateral Accounts.

10.5	Guarantees and Other Contingent Obligations.

Neither the Borrower nor NBC shall incur any Guaranty Obligations, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; and (in the case of the Borrower) (b) guaranties of the Indebtedness (including capitalized leases) or operating lease obligations of Subsidiaries of the Borrower to the extent permitted under Section 10.4 or 10.12, respectively; provided, however, that the amount payable under such guaranties shall (i) in the case of guaranteed Indebtedness (including capitalized lease obligations) be deemed to be "Funded Debt" for purposes of Section 9.6 of this Agreement, and (2) in the case of guaranteed operating lease obligations, the annual amount payable shall be included in the computation of the Borrower's annual financial obligations for purposes of Section 10.12 of this Agreement.

10.6	Disposition of Property.

Neither the Borrower nor NBC shall sell, lease, transfer or otherwise dispose of any of its properties, assets or rights, to any Person, except (a) sales or other dispositions of Inventory or obsolete Equipment in the ordinary course of the Borrower's or NBC's business

(as applicable), (b) as permitted in the Security Agreement, (c)  the conveyances of the Dodge City Facilities contemplated by the Bond Documents and (d) sales, transfers, dispositions of assets other than as set forth above of up to $3,000,000 (on a combined basis for both the Borrower and NBC) during any single Fiscal Year. The Agent hereby covenants that upon the sale or disposition of any asset permitted hereunder it shall release its Lien on such asset.

10.7	Capital Investment Limitations.

The Borrower shall not make or become legally obligated to make any Net Capital Expenditures (other than the acquisition of Brawley Beef's assets permitted under clause (ii) of the proviso to Section 10.2) exceeding in the aggregate for each period set forth below, the amount set forth opposite such period:

Period	Net Capital Expenditure Limit
Fiscal Year 2006	$48,000,000
Fiscal Year 2007 and each Fiscal Year thereafter	$50,000,000
10.8	ERISA Matters.

Neither the Borrower nor NBC shall at any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the IRC); (b) fail to comply with ERISA or any other applicable laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a material adverse effect on the Borrower's consolidated business, assets, operations, financial condition or prospects.

10.9	[Intentionally Omitted].
10.10	Distributions on Equity.

The Borrower shall not directly or indirectly, make any distributions in respect of its equity, except that (a) the Borrower may make quarterly distributions to its Members in respect of Borrower's taxable income, in amounts proportionate to the respective percentage interests of each of such Member so that each such Member shall have received an amount equal to 48% of such Member's share of the Borrower's net taxable income for the relevant quarter, provided that if the aggregate distribution made during any calendar year exceeds 48% of the Borrower's actual net taxable income for such year, then the excess distribution for such tax year shall be applied to the permitted distributions for the immediately subsequent quarters, Dollar-for-Dollar, until all such excess has been applied to future permitted distributions, and (b) the Borrower may, provided that no Default or Matured Default has occurred and is continuing or would be caused thereby, make distributions to pay an annual 5% return on its Class A Units.

10.11	Amendment of Organizational Documents.

Neither the Borrower nor NBC shall amend any agreement, instrument or document pertaining to either the Borrower's or NBC's governance, in any manner that affects either of the Borrower's or NBC's name or jurisdiction of organization or that otherwise could reasonably be expected to have a material adverse effect on the rights, powers or remedies of the Agent and/or the Lenders.

10.12	Lease Limitations.

The Borrower's and NBC's combined annual financial obligations under all operating leases and other similar agreements (excluding capitalized leases, Owner/Operator Agreements and the water sublease contemplated by the Water Services Agreement) shall not exceed $18,000,000 in the aggregate in any of the Borrower's Fiscal Years.

10.13	Use of Other Fictitious Names.

Neither the Borrower nor NBC shall use any fictitious name except for the names referred to in Section 7.7 of this Agreement.

10.14	Prepayment of Debt.

The Borrower shall not directly or indirectly prepay, redeem or purchase prior to maturity, or deposit funds or property for the prepayment, redemption or purchase prior to maturity of (i) any Indebtedness of the Borrower which is subordinated to the payment of any portion of the Liabilities or (ii) the Senior Notes; provided, however, that the Borrower may make purchases of up to $30,000,000 in cumulative purchase price (including any premium) of Senior Notes so long as (A) no Default or Matured Default shall have occurred and be continuing at the time of any such purchase or be caused by any such purchase, and (B) the Conversion Date shall have occurred.

10.15	Fiscal Year.

Neither the Borrower nor NBC shall change its Fiscal Year or any of the fiscal quarters therein.

10.16	Limitations on Bank Accounts.

Neither the Borrower nor NBC shall maintain any cash in any bank accounts other than those listed on Exhibit 7J or as approved by the Agent from time to time.

10.17	Use of Trademarks.

Neither the Borrower nor NBC shall use any trademarks with respect to Inventory except for such trademarks as have been properly licensed to the Agent.

10.18	Amendments of Other Documents.

The Borrower shall not without the Agent's advance written consent (which shall not be unreasonably withheld) amend (or waive any obligation owed to the Borrower or NBC under) (a) any Bond Document or any Intercompany Financing Document, (b) in any material respect, any Brawley Beef Acquisition Document, (c) any document, instrument or agreement referenced in Section 2.1(g) of the Bond Pledge Agreement or any note, credit agreement or similar document, instrument or agreement relating to the property described in clauses (i), (j) and (n) of Section 10.3, (d) any indenture or other document, instrument or agreement relating to the Borrower's $160,000,000 10-1/2% Senior Notes due August 1, 2011 to shorten the maturity of, increase the rate of interest on or grant security or any Subsidiary guaranty for such notes or (e) the Water Services Agreement of even date herewith by and between the Borrower and the City, which constitutes a part of the Water Services Agreement (as defined in the Article I), in any way that is reasonably likely to be prejudicial to the interests of the Agent or the other holders of the Liabilities.

10.19	Ownership of Cattle and Deposits on Cattle with Feeders.

The Borrower and NBC together shall not at any time own more than 25,000 head of cattle, whether such cattle are hedged or unhedged. The Borrower and NBC together shall not at any time own more than 10,000 head of Unhedged Cattle to be finished in any single month. In determining the number of hedged or Unhedged Cattle for purposes of this Section 10.19, any partial ownership interests of either the Borrower or NBC in cattle shall be counted at the percentage of interest owned. As used herein, the phrase "Unhedged Cattle" shall refer to cattle which are not hedged with either futures contracts or option contracts at prices that limit either the Borrower's or NBC's combined potential losses to no more than $50 per head. Notwithstanding the provisions of Section 10.3, the Borrower and NBC shall be allowed to make deposits on cattle with such feeders as are approved by the Agent, up to $75 per head, not to exceed $2,000,000 (on a combined basis for both the Borrower and NBC) at any time outstanding in the aggregate (the "Feeder Deposits"). The Feeder Deposits may not be treated as tangible assets of either the Borrower and NBC for the purposes of determining compliance with the covenants set forth herein, without the prior approval of the Required Lenders.

10.20	Enforcement of Certain Documents.

The Borrower (and, in the case of the Brawley Beef Acquisition Documents, NBC) shall not at any time fail to enforce, in all material respects, (a) the Intercompany Financing Documents, (b) the Promissory Note from NCI and NCI Leasing dated August 6, 2003, (c) the Restated Promissory Note from KC Steak dated August 29, 2001, amended as of December 29, 2004 and amended as of May 30, 2006, and (d) the Brawley Beef Acquisition Documents.

ARTICLE XI

DEFAULT REMEDIES

11.1	Acceleration.

With respect to: (a) any Matured Default described in clauses (i), (j) and (k) of the definition thereof, all of the Liabilities shall automatically become immediately due and payable, the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate undrawn amount of all outstanding LCs, and the obligations of the Lenders to make Loans, the Swing Line Lender to make Swing Line Loans, and the Issuers to issue or cause the issuance of LCs and the Commitments shall automatically terminate, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower, and (b) any other Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower and the Lenders, (i) declare the several obligations of the Lenders to make Loans, the Swing Line Lender to make Swing Line Loans, and the Issuers and to issue or cause the issuance of LCs and the Commitments to be terminated, whereupon such obligations and the Commitments of each Lender shall terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable and the Borrower shall be required to pay into the Holding Account an amount equal to the aggregate undrawn amount of all outstanding LCs, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower.

11.2	Other Remedies.

Upon the occurrence and during the continuance of any Matured Default, the Agent may with the consent of the Required Lenders (subject to the provisions of the other Financing Documents), and shall at the direction of the Required Lenders, proceed: (a) to protect and enforce the rights of the Lenders by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Document or in aid of the exercise of any power granted in this Agreement or any other Financing Document, (b) to enforce the payment of the Liabilities, or (c) to foreclose upon any Liens granted pursuant to the Security Documents and other Financing Documents in the manner set forth therein; it being intended that no remedy conferred herein or in any of the other Financing Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Documents, or at any time existing at law or in equity or by statute or otherwise.

ARTICLE XII

THE AGENT

12.1	Authorization and Action.

Each Lender and each Issuer appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 12.7) to take such action on its behalf and to exercise such powers under any Financing Document and under any Bond Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender and each Issuer expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Documents to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement (including without limitation, enforcement or collection of the Liabilities), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders (or such other groups of Lenders, the relevant Issuer and/or the Swing Line Lender as may be required pursuant to a particular provision of this Agreement or another Financing Document), and such instructions shall be binding upon all the Lenders, the Issuers, the Swing Line Lender and all holders of and participants in any Note; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by either the Borrower or NBC, as applicable, pursuant to the terms of any Financing Document.

12.2	Agent's Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender or Issuer for any action taken or omitted to be taken by it or them under or in connection with any Financing Document or Bond Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until it receives notice from the Lender which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for either the Borrower or NBC), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Document; (d) shall not have any duty to any Lender or Issuer to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Document or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any credit extension have been met or that the Borrower is entitled to any credit extension or to inspect the property (including the books and records) of either the Borrower or NBC; (e) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any item of Collateral or Financing Document, Bond Document or any other instrument or document furnished pursuant thereto or hereto, nor for the creation, perfection or priority of any Liens purported to be created by any Financing Documents; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

12.3	Notices of Defaults.

Except as provided in this Section 12.3, the Agent shall not be deemed to have knowledge of the occurrence of a Default or a Matured Default unless the Agent has received written notice from a Lender, an Issuer or either the Borrower or NBC specifying such Default or Matured Default and stating that such notice is a "Notice of Default". Notwithstanding the foregoing, the Agent shall be deemed to have knowledge of the occurrence of a Default or a Matured Default: (a) consisting of the non-payment of principal or interest, on the due date such principal or interest, (b) on the date the Agent has received a compliance certificate of the Borrower as required by Section 9.1, which compliance certificate discloses (without review of any financial statements attached thereto) the existence of any Default or Matured Default, and (c) ten (10) Business Days after the date the Agent has received a compliance certificate of the Borrower as required by Section 9.1, which compliance certificate (after review of any financial statements attached thereto) would disclose the existence of any Default or Matured Default. In the event that the Agent obtains such knowledge of the occurrence of a Default or a Matured Default, the Agent shall within three (3) Business Days thereafter, give prompt notice thereof to the Lenders and the Issuers. The Agent shall (subject to Section 11.1) take such action with respect to such Default as may be directed by the Required Lenders; provided that, unless and until the Agent shall have received the directions referred to in Section 11.1, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Lenders and the Issuers.

12.4	The Agent as a Lender, Affiliates.

With respect to its Commitment, any Loan or Swing Line Loan made by it, any LC issued by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

12.5	Non-Reliance on Agent and Other Lenders.

Each Lender and each Issuer agrees that it has, independently and without reliance on the Agent, any other Issuer, Lender or the Swing Line Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of both the Borrower and NBC and its decision to enter into the transactions contemplated by the Financing Documents and that it will, independently and without reliance upon the Agent, any other Issuer, Lender or Swing Line Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower, or NBC, or any other Person of any Financing Document, Bond Document, Intercompany Financing Document or Brawley Beef Acquisition Document, or to inspect the properties or books of either the Borrower or NBC. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Agent or any of its affiliates. Notwithstanding the foregoing, the Agent will, upon the request of any Lender or Issuer, provide to such Person, at such Person's expense, copies of any and all written information provided to the Agent by either the Borrower or NBC (unless concurrently delivered to such Person by either the Borrower or NBC).

12.6	Indemnification of the Agent.

Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action unless it shall first be indemnified to its satisfaction by the Lenders and the Issuers against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), according to such Lender's Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Document, Intercompany Loan Document, Brawley Beef Acquisition Document or Bond Document or any action taken or omitted by the Agent under any Financing Document, Intercompany Loan Document, Brawley Beef Acquisition Document or Bond Document (which indemnity shall survive any termination of this Agreement); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the

Person being indemnified; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent's own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Percentage of any out-of-pocket expenses (including attorneys' fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Document, Intercompany Loan Document, Brawley Beef Acquisition Document or Bond Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and/or the Issuers and cease to do the acts indemnified against hereunder unless such additional indemnity is given.

12.7	Successor Agent.

The Agent may resign at any time as Agent under the Financing Documents by giving written notice thereof to the Lenders, the Issuers, the Swing Line Lender and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the prior written consent of the Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the Agent, then the retiring Agent may, on behalf of the Lenders and the Issuers, appoint a successor Agent with the Borrower's prior written consent, such consent not to be unreasonably withheld, which shall be a bank or other financial institution having a combined capital and surplus of at least $500,000,000 or its equivalent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent shall reasonably request and shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Agent's resignation or removal as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

12.8	Verification of Borrowing Notices.

The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing, and with respect to any oral request for an advance, the Agent shall have no duty to verify the identity of any Person representing himself as one of the natural Persons authorized to make such request on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

12.9	Action Upon Instructions of the Lenders.

The Agent agrees, upon the written request of the Required Lenders (or such other groups of Lenders, the Issuers and/or the Swing Line Lender as may be required pursuant to a particular provision of this Agreement or another Financing Document), to take any action of the type specified in the Financing Documents or Bond Document as being within the Agent's rights, duties, power or discretion. The Agent shall in all cases be fully protected in acting, or in refraining from acting in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Required Lenders, the Issuers, the Swing Line Lender and on all holders of the Notes. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Financing Documents specifically require the consent of the Required Lenders, of all of the Lenders or of other specified Persons.

12.10	Action Upon Request of the Borrower.

If any of the events described in Sections 5.2, 5.3, 5.4 or 5.5 cause the Borrower to be required to pay to any one of the Lenders other than the Agent, costs associated with the LIBOR Rate Advances which are materially disproportionate to such costs required to be paid to the other Lenders, the Borrower may send a written request to the Agent to seek the approval of the Required Lenders to require such Lender to assign all of its rights and obligations under this Agreement to another Person in accordance with Section 13.23. The Agent may refuse to honor any such request for any reason in its sole discretion, including without limitation, the Agent's inability to identify another Person willing to be the Assignee. If the Agent does honor any such request, the Agent shall send to all of the Lenders a written notice of its intent to honor such request, which notice shall identify the proposed assigning Lender and the proposed Assignee. If the Agent does not obtain the Required Lenders' written approval of any such proposed assignment within ten (10) Business Days after such written notice, the Required Lenders shall be conclusively deemed not to have consented to such request, and neither the Agent nor any of the other Lenders shall be required to take further action with respect thereto. If the Agent obtains the Required Lender's written approval of any such proposed assignment within ten (10) Business Days after such written notice, the Lender affected thereby shall promptly execute such agreements, instruments and documents and take such actions as may be necessary or appropriate to assign all of its rights and obligations under this Agreement to the proposed Assignee in accordance with Section 13.23. Under no circumstances, however, shall the Lender affected thereby be required to bear any of the costs or expenses associated with the proposed assignment, all of which costs and expenses shall be the sole responsibility of the Borrower, and the Lender affected thereby may defer compliance with its obligations under this Section 12.10 until the Borrower has deposited with such Lender such amount as such Lender reasonably believes will be sufficient to reimburse such Lender for such costs and expenses.

12.11	Additional Functions of Certain Lenders.

The Lenders identified in this Agreement as a "Co-Syndication Agent", "Documentation Agent" and/or a "Lead Arranger" shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE XIII

MISCELLANEOUS

13.1	Timing of Payments.

For purposes of determining the outstanding balance of the Liabilities, including the computations of interest which may from time to time be owing to the Lenders, the receipt by the Agent of any check or any other item of payment whether through a blocked account or lockbox or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent at its office in Greenwood Village, Colorado and is paid to the Agent in cash or a cash equivalent.

13.2	Attorneys' Fees and Costs.

If at any time or times hereafter the Agent employs counsel in connection with protecting or perfecting the Agent's security interest in the Collateral or in connection with any matters arising out of this Agreement, whether: (a) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent to advise the Agent or to draft documents for the Agent in connection with any of the foregoing or in connection with any release of the Agent's claims or security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Agent, the Issuers, the Swing Line Lender or the Lenders to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or in the Agent's legal department, together with interest at the Default Rate provided for in Section 3.1(c) if a Matured Default has occurred, or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral. In addition, if the Liabilities have been accelerated in accordance with Section 11.1, and thereafter any Lender employs counsel in connection with protecting such Lender's interest in the Collateral or (f) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (g) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (h) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (i) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any of such Lender's rights to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Lender or in the Lender's legal department, together with interest at the Default Rate provided for in Section 3.1(c), or at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral. All of the rights to reimbursement of expenses set forth in this Section 13.2 that are applicable to the Agent, shall also be applicable to CoBank and Rabobank in their respective capacities as an Issuer and/or as the Swing Line Lender.

13.3	Expenditures by the Agent.

In the event that the Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which the Borrower is, under any of the terms hereof, or of any of the other Financing Documents or of any of the Bond Documents, required to pay, or fails to keep its assets free from other security interests, liens or encumbrances, except as permitted herein, the Agent may, in its sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together with interest at the Default Rate provided for in Section 3.1(c), shall constitute additional Liabilities, payable on demand and secured by the Collateral.

13.4	The Agent's Costs as Additional Liabilities.

The Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other financial accommodations described in this Agreement (including without limitation, filing and recording fees, and the fees, Synd-Trak fees (which the Agent expects to be approximately $5,000) and expenses of the Agent's attorneys, paralegals and legal assistants, whether outside the Agent or in its legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). The Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation together with interest at the highest interest rate set forth in any promissory note referred to herein, shall constitute additional Liabilities, payable on demand and secured by the Collateral. All of the rights to reimbursement of expenses set forth in this Section 13.5 that are applicable to the Agent, shall also be applicable to CoBank and Rabobank in their respective capacities as an Issuer and/or as the Swing Line Lender.

13.5	Indemnification.

(a) The Borrower agrees to indemnify and hold the Agent, each Issuer, the Swing Line Lender and the Lenders and each of their respective officers, directors, employees and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys' fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower's assets (irrespective of whether such party is a party to the action for which indemnification hereunder is sought). The Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Borrower's real and personal property taxes, assessments and charges and all of the Borrower's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to the Borrower's property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiate d and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if (i) the Borrower establishes adequate reserves to cover such contested taxes; and (ii) such contest does not and will not have a material adverse effect on the Borrower's consolidated financial condition of the Borrower, the Borrower's ability to pay any of the Liabilities or the priority or value of the Agent's security interests in the Collateral.

(b)  The Borrower further agrees to defend, protect, indemnify and hold harmless the Agent, each Issuer, the Swing Line Lender, the Lenders, their respective Affiliates and the respective directors, officers, employees, attorneys and agents of each of such Persons (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses, including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter (collectively the "Indemnified Amounts") imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including without limitation securities laws, Environmental Laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(i)           by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Financing Document, Bond Document, Intercompany Financing Document, Brawley Beef Acquisition Document or LC, any commitments relating thereto, or any transaction contemplated by any Financing Document, Bond Document, Intercompany Financing Document, Brawley Beef Acquisition Document or LC; or

(ii)          by reason of, relating to or in connection with any credit extended or used under, or transaction financed by, the Financing Documents, the Bond Documents, the Intercompany Financing Documents, the Brawley Beef Acquisition Documents or any LC or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any Collateral by the Agent by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such Indemnified Amounts resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. Furthermore, if and to the extent that any of the foregoing agreements described in this Section 13.5 may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Amounts that is permissible under applicable law.

(c)          The indemnification set forth in this Section 13.5 applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Liabilities, including specifically Liabilities arising under clause (a)(ii) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the Liabilities.

(d)          Furthermore, as applied to Liabilities arising under Environmental Laws, the indemnification set forth in this Section 13.5 (i) shall in no way be waived, released, discharged, reduced, mitigated or otherwise affected by the Agent's, any Issuer's, the Swing Line Lender's or any Lender's extension of credit under the Financing Documents with knowledge of the matters described in documents listed on Exhibit 7I or otherwise made known to the Agent or the Agent's counsel in connection with this Credit Agreement or the transactions contemplated hereby; and (ii) shall be deemed continuing for the benefit of any purchaser at a foreclosure or other sale under any mortgage and any transferee of the title from the Agent, and shall survive the satisfaction or release of any mortgage, any foreclosure of or other sale under a mortgage and/or any acquisition of title to a mortgaged property or any part thereof by the Agent, or anyone claiming by, through or under the Agent, by deed in lieu of foreclosure or otherwise. Notwithstanding the foregoing, this indemnification shall not apply with respect to any loss, damage, liability, cost or expense related to a mortgaged property which the Borrower proves was caused solely by or resulted solely from any act or omission of any Person, other than the Borrower or an agent, employee, invitee or contractor of the Borrower, which occurred after the Agent or anyone claiming by, through or under the Agent acquired title to the relevant mortgaged property (by foreclosure of the relevant mortgage or deed in lieu of foreclosure or otherwise) and control of such mortgaged property. So long as the Borrower has control of any such mortgaged properties, the Borrower agrees that the Indemnitees shall have no responsibility for, and the Borrower hereby releases the Indemnitees from responsibility for, damage or injury to human health, property, the environment or natural resources caused by hazardous substances, pollutants or contaminants or for abatement, clean-up, detoxification, removal or disposal of, or otherwise with respect to, hazardous substance, pollutants and contaminants, provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such Liabilities resulting from such Indemnitee's gross negligence or willful misconduct.

13.6Inspection.

The Agent (by and through its officers and employees), or any Person designated by the Agent in writing, shall have the right, from time to time upon five (5) Business Days notice if there has not occurred a Matured Default and without notice after the occurrence of a Matured Default, to call at the Borrower's and/or any of its Subsidiaries' place or places of business (or any other place where Collateral or any information relating thereto is kept or located) during reasonable business hours, and without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from such Person's books, records, journals, orders, receipts and any non-privileged correspondence and other data relating to such Person's business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral (or any collateral underlying the Intercompany Loan Documents or the Borrower's loans to KC Steak, NCI and NCI Leasing) as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss such Person's affairs, finances and business with such Person's officers, employees or directors. The Borrower agrees to pay to the Agent an annual audit fee in accordance with the Agent's Letter. The Agent will, on the request of any Lender, provide to such Lender a copy of any written report prepared by the Agent in connection with any inspection or audit made pursuant to this Section 13.6.

13.7	Examination of Banking Records.

The Borrower consents to the examination by the Agent, the Agent's officers, employees and agents, or any of them, whether or not there shall have occurred a Matured Default, of any and all of the Borrower's banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including, without limitation, any bank, other financial institution or accountant) to provide such records to the Agent and the Agent's officers, employees and agents, upon their request. The Agent may conduct such examination with reasonable notice to the Borrower at the option of the Agent, any such notice being waived by the Borrower. Nothing in this Section 13.7 shall be construed to require any accountant to provide materials to the Agent or the Agent's officers, employees and agents, which is subject to a valid privilege.

13.8	Governmental Reports.

The Borrower will furnish to the Agent, upon the reasonable request of the Agent, copies of the reports of examinations or inspections of the Borrower by all Governmental Authorities, and if the Borrower fails to furnish such copies to the Agent, the Borrower authorizes all such Government Authorities to furnish to the Agent copies of their reports of examinations or inspections of the Borrower.

13.9	Reliance by the Agent, the Issuers and the Lenders.

All covenants, agreements, representations and warranties made herein by the Borrower shall, notwithstanding any investigation by the Agent, any Issuer, the Swing Line

Lender or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Issuers, the Swing Line Lender and the Lenders.

13.10	Parties.

Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of the Borrower, the Agent, the Swing Line Lender, the Lenders and the Issuers.

13.11	Applicable Law; Severability.

This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado without regard to the application of conflict of laws principles. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

13.12	SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY.

THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE BORROWER. THE BORROWER HEREBY CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.18 OF THIS AGREEMENT. SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWER'S ADDRESS BY THE BORROWER'S AGENT AS SET FORTH BELOW. THE BORROWER HEREBY IRREVOCABLY APPOINTS THE CORPORATION COMPANY, WITH AN OFFICE ADDRESS LOCATED AT 1675 BROADWAY, DENVER, COLORADO 80202, AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY PROCESS WITHIN THE STATE OF COLORADO. AT THE OPTION OF THE AGENT, THE BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL

AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FINANCING DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, EACH ISSUER, THE SWING LINE LENDER AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EACH SUCH OTHER FINANCING DOCUMENT.

13.13 Application of Payments.

(a) Application of Payments and Collections Prior to a Matured Default.

(i)           Subject to subsection (b) below, the Agent shall distribute all funds it receives in respect of any payments made by or on behalf of the Borrower on the Notes or the Non-Use Fees among the Lenders, in like currency and funds as received, ratably according to each Lender's respective Line of Credit Commitment or Term Loan Commitment, as the case may be.

(ii)          Subject to subsection (b) below, the Agent shall distribute all funds it receives in respect of any payments made by or on behalf of the Borrower on the Borrower's obligations under a Swap Contract to the applicable Swap Party.

(iii)        Subject to subsection (b) below, the Agent shall distribute all funds it receives in respect of any payments made by or on behalf of the Borrower on LC Obligations to the applicable Issuer(s).

(b) Application of Payments and Collections after a Matured Default. After any Matured Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on Collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent as follows:

(a)          First, to pay the Agent and each Lender or Swap Party who has incurred any unreimbursed cost of collection with respect to any Loan, any Note, any Collateral or otherwise relating to this Agreement, or relating to any Swap Contract, the cost thereof, to be distributed ratably to the Agent and each such Person in the proportion that the costs incurred by the Agent or such Person, as applicable, bear to the total of all such costs incurred by the Agent and all Lenders and Swap Parties.

(b)          Second, to pay the Agent and each Lender or Swap Party to whom the Borrower owes any indemnity obligation or other expense reimbursement obligation (other than those described in the immediately preceding subsection (a)) with respect to any Loan, any Note, any Collateral or otherwise relating to this Agreement, or relating to any Swap Contract, the amount thereof, to be distributed ratably to the Agent and each such Person in the proportion that such indemnity obligations or other expense reimbursement obligations owing to the Agent or such Person, as applicable, bear to the total of all such indemnity obligations and other expense reimbursement obligations owing to the Agent and all Lenders and Swap Parties;

(c)          Third, (1) to the Lenders, accrued Non-Use Fees then due and payable by the Borrower in accordance with their respective Line of Credit Commitments, and (2) to pay to the Agent that portion of the accrued fees payable to the Agent;

(d)          Fourth, to pay (1) accrued interest that is payable on the Loans to the Lenders in accordance with their Pro Rata Percentages, and (2) any obligation (other than an early termination payment obligation) owing to a Swap Party that is due and payable to such Swap Party pursuant to any Swap Contract;

(e)          Fifth, to pay (1) the principal of the Loans to the Lenders in accordance with their Pro Rata Percentages, and (2) any obligation that is due and payable to a Swap Party as a result of an early termination of a Swap Contract;

(f)           Sixth, to the Borrower or as otherwise may be directed by court order or by other applicable law.

To the extent that available funds are sufficient to pay only part of the amount due to all Persons within any of the foregoing clauses, such funds shall be allocated to all such Persons pro rata in accordance with the respective amounts owed. Upon any sale of the Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt by the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

13.14	Marshaling; Payments Set Aside.

The Agent shall be under no obligation to marshall any assets in favor of the Borrower or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Agent or the Agent receives any payment or proceeds of the Collateral for the Borrower's benefit or enforces the Agent's security interests or exercises the Agent's rights of set-off, and such payment or payments or the proceeds of such Collateral, enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

13.15	Section Titles.

The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties.

13.16	Continuing Effect.

This Agreement, the Agent's security interests in the Collateral, and all of the other Financing Documents shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and/or the Issuers and/or the Swing Line Lender and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make Loans under this Agreement and/or any Issuer remains committed to issue LCs under this Agreement and/or the Swing Line Lender remains committed to make Swing Line Loans under this Agreement.

13.17	No Waiver.

The Agent's, any Issuer's or the Required Lenders' failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Documents, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Documents and no Default or Matured Default under this Agreement or any of the other Financing Documents, shall be deemed to have been suspended or waived by the Agent, the Issuers or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to the Borrower specifying such suspension or waiver.

13.18	Notices.

(a)          All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telexed, cabled or delivered addressed as follows:

(i)	If to the Agent at:

CoBank, ACB

5500 South Quebec Street

Greenwood Village, Colorado 80111

Attn: James Stutzman

Facsimile: 720-528-6225

(ii)  If to the Borrower at:

National Beef Packing Company, LLC

12200 North Ambassador Drive

Kansas City, Missouri 64163

Attn: Jay D. Nielsen, Chief Financial Officer

Facsimile: (816) 713-8856

with copies to:

Blackwell Sanders Peper Martin, LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Attn: John Brungardt, Esq.

Facsimile: (816) 983-9271

Scott H. Smith, Esq.

2690 Telemark Drive

Park City, UT 84060

Facsimile: (435) 649-5675

U.S. Premium Beef, Ltd.

P.O. Box 20103

Kansas City, MO 64195

Attn: Steven D. Hunt, Chief Executive Officer

Facsimile: (816) 713-8810

(iii)        If to any of the Lenders or Issuers other than the Agent, at the address for such Person provided in writing to the Agent and the Borrower and, as to each party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answerback, transmitted by telecopier, or delivered to the cable company, respectively except that notices and communications to the Agent shall not be effective until actually received by the Agent.

(b)          The timing of notices to the Agent of terminations or reductions of the Commitment, of borrowings, conversions and prepayments of Loans and Swing Line Loans and of the duration of Interest Periods and of a request for the issuance of an LC is summarized below:

Borrowing of Base Rate Advances
and Swing Line Loans	Same Business Day

	Borrowing of LIBOR Rate Advances	3 Business Days
Conversion of Loans (including changes in
	Interest Period for LIBOR Rate Advances)	3 Business Days
Prepayments of Base Rate Advances
	and Swing Line Loans	Same Business Day
	Prepayments of LIBOR Rate Advances	3 Business Days
	LCs	5 Business Days
13.19	Maximum Interest.

No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Documents, or any Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Documents, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the Highest Lawful Rate, and in no event shall the Borrower be obligated to pay interest exceeding the Highest Lawful Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Highest Lawful Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Highest Lawful Rate. In the event any interest is charged in excess of the Highest Lawful Rate ("Excess"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower and the Agent both recognize that, with fluctuations in the Base Rate and the LIBOR Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent, any Issuer, the Swing Line Lender or the Lenders based, in whole or in part, upon the charging or receiving of any interest in excess of the Highest Lawful Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, any Issuer, the Swing Line Lender or the Lenders (as the case may be), all interest at any time contracted for, charged or received by the Agent, the Issuers, the Swing Line Lender or the Lenders in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

13.20	Representations by the Lenders and Swing Line Lender.

Each Lender and the Swing Line Lender represents that it is such Person's present intention, as of the date of its acquisition of its Notes, to acquire such Notes for its account or for the account of its affiliates, and not with a view to the distribution or sale thereof, and, subject to any applicable laws, the disposition of such Lender's or the Swing Line Lender's property shall at all times be within its control. The Notes have not been registered under the

Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Documents. Nothing in this Section 13.20 shall affect the characterization of the Loans, the Swing Line Loans and the transactions contemplated hereunder as commercial lending transactions.

13.21	Counterparts and Facsimile Signatures.

This Agreement, any other Financing Document and any subsequent amendment to any of them may be executed in several counterparts and by the different parties on separate counterparts, each of which together shall be construed as one original and all of which shall constitute together but one and the same agreement. Facsimile signatures on this Agreement, any other Financing Document and any subsequent amendment to any of them shall be considered as original signatures.

13.22	Set-off.

The Borrower gives and confirms to each Lender and each Issuer a right of set-off of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to such Lender or Issuer, its correspondent or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender or Issuer in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Liabilities owed by the Borrower to such Lender or Issuer, contracted with or acquired by the Lender or Issuer, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and the Borrower authorizes such Lender or Issuer at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. Each Lender and each Issuer agrees to notify the Agent promptly after any such setoff and application made by such Lender or Issuer; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower and any other right of setoff under applicable law or otherwise which each Lender and each Issuer may have.

13.23	Assignments and Participation.

(a)          After the Effective Date and subject to the prior written consent of the Agent and (so long as no Default or Matured Default shall have occurred and be continuing) the Borrower, which consent(s) shall not be unreasonably withheld, each

Lender and the Swing Line Lender may assign to any Person (the "Assignee") all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) the total amount of the Commitment (based on the original Commitment without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its affiliates taken as a whole shall equal or exceed $5,000,000, (iii) the remaining Commitment (based on the original Commitment without giving effect to any repayments or prepayments) held by the assigning Lender after giving effect to any such assignment shall equal or exceed $5,000,000, (iv) the assignment will not cause the Borrower to incur any additional liability or expense and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Exhibit 13A ("Assignment and Acceptance"), together with any Note or Notes to be exchanged in connection with such assignment and a processing and recordation fee of $3,500 to the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Documents and (vii) the Lender assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Documents, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Financing Documents, such Lender shall cease to be a party thereto).

(b)          By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Financing Documents, the Security Documents or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Documents, together with copies of the financial statements referred to in Section 7.16 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender or Issuer or Swing Line Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

(c)          The Agent shall maintain at its address referred to in Section 13.18 a copy of each Assignment and Acceptance delivered to and accepted by it.

(d)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2A. Upon the Agent's receipt of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to the Borrower such surrendered Note or Notes, marked to show that such surrendered Note or Notes has (have) been replaced, renewed and extended by such new Note or Notes.

(e)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitment and the Notes held by it); provided however, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause the Borrower to incur any additional liability, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above-described provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount hereunder to which the assigning Lender would otherwise be entitled. Notwithstanding the foregoing, in the case of participations sold to members of the Farm Credit System (a "Farm Credit System Participant"), with the written consent of the Agent and the Borrower and provided that such participation is not less than $10,000,000, such participant shall have the right to vote on any matter which requires the consent of the Lenders. For purposes of voting, such Farm Credit Service Participant shall receive voting rights in proportion to the interest purchased, and the voting right percentage of the Lender selling the participation shall be correspondingly reduced. The initial list of Farm Credit System Participants is set forth on Exhibit 13B. In the case of such participations to Farm Credit System Participants, the Lender selling such participation shall promptly provide to the Agent a Voting Participant Notice and Consent in the form of Exhibit 13C.

(f)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.23, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

(g)          Any Lender may assign and pledge all or any of the instruments held by it as collateral security; provided that any payment made by the Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Documents shall satisfy the Borrower's obligations under the Financing Documents in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

13.24	Loan Agreement Controls.

If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Documents, the provisions of this Agreement shall prevail and control.

13.25	Obligations Several.

Each Lender's, each Issuer's, the Agent's and the Swing Line Lender's obligations under each Financing Document to which it is a party are several, and no Lender, Issuer, Agent or Swing Line Lender shall be responsible for any obligation or Commitment of any other such Person under any Financing Document to which it is a party. Nothing contained in any Financing Document to which it is a party, and no action taken by any Lender, Issuer,

Agent or Swing Line Lender pursuant thereto, shall be deemed to constitute the such Persons (or any of them) as a partnership, an association, a joint venture, or any other kind of entity.

13.26	Pro Rata Treatment.

All Loans under, and all payments and other amounts received in connection with this Agreement for application to the Loans (including, without limitation, amounts received as a result of the exercise by any Lender of any right of set-off) shall be effectively shared by the Lenders ratably in accordance with their respective Pro Rata Percentages. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 5.2, 5.3 or 5.4) in excess of its Pro Rata Percentage of payments on account of similar Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participation in the Notes or Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participation in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participation in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participation in unpaid principal obligations. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.26 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender's Highest Lawful Rate exceeding another Lender's Highest Lawful Rate.

13.27	Confidentiality.

Each of the Agent, the Issuers, the Swing Line Lender and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, any proprietary information of the Borrower identified in writing by the Borrower to the Agent, as being proprietary and confidential; provided that the Agent, any Issuer, the Swing Line Lender or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Documents, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent, the Issuers, the Swing Line Lender and/or the Lenders under any Financing Document and (d) as set forth in Section 13.23(f).

13.28	Independence of Covenants.

All covenants under Section 10 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

13.29	Amendments and Waivers.

Any term, covenant, agreement or condition of this Agreement or any Financing Document may be amended only by a written amendment executed by the Borrower, the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Borrower shall have obtained the consent in writing of the Required Lenders (or in the case of provisions relating to any Bond Document, any Bond Document or the Bond Pledge Agreement, the Agent without necessity of consent of the Required Lenders) and, if the rights or duties of the Agent, Swing Line Lender and/or an Issuer are affected thereby, such Person; provided, however, that without the consent in writing of the holders of all outstanding Notes and LC Obligations, or of all Lenders and the Swing Line Lender if no Notes or LCs are outstanding, no such amendment or waiver shall (a) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions of the Notes with respect to the payment or prepayment thereof, (b) give to any Note any preference over any other Notes, (c) amend the definition of Required Lenders, (d) alter, modify or amend the provisions of this Section 13.29, (e) change the amount or term of any of the Commitments or the fees required under Section 6, (f) alter, modify or amend the provisions of Section 8 of this Agreement, (g) alter, modify or amend any Lender's right hereunder to consent to any action, make any request or give any notice, or (h) release all or substantially all of the Collateral (except such Collateral relating to the Bond Documents, which release shall be at the Agent's sole discretion), unless such release is permitted by the Financing Documents. Any such amendment or waiver shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon the Borrower, whether or not such Note or LC shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived. Notwithstanding the foregoing, the Borrower may increase the Line of Credit Loan Commitment and the Term Loan Commitment from time to time by obtaining applicable commitments from one or more Lenders (or from other lenders reasonably acceptable to the

Agent) so long as (a)  no Default or Matured Default shall have occurred and be continuing, (b) the cumulative increase in the sum of the Line of Credit Loan Commitment and the Term Loan Commitment may not exceed $50,000,000, and (c) an amendment to this Agreement, in form satisfactory to the Agent, that amends the definition of "Line of Credit Loan Commitment" and Exhibit 1A to reflect such increase and that includes provisions to cause any outstandings relating to the Line of Credit Loans or the Term Loans to be held by the Lenders on a ratable basis after giving effect to the relevant increase, shall have been executed and delivered by the Borrower and the Agent. Additionally, the amount of the Term Loan shall not exceed 65% of the appraised value of fixed assets pledged as security for the Line of Credit Loan or the Term Loan subsequent to any requested increase to the Term Loan.

13.30	Binding Effect.

This Agreement and the other Financing Documents set forth the legal, valid and binding obligations of the Borrower, the Agent, the Issuers, the Swing Line Lender and the Lenders and are enforceable against the Borrower in accordance with their respective terms.

13.31	FINAL AGREEMENT.

THIS WRITTEN AGREEMENT, THE NOTES AND THE OTHER FINANCING DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.32	Moultrie, Georgia Purchase Option.

Notwithstanding the terms of the Agreement set forth in Section 10.1, Encumbrances, Section 10.2, Consolidations, Mergers or Acquisitions, Section 10.3, Deposits, Investments, Advances or Loans, Section 10.4, Indebtedness or Section 10.7, Capital Investment Limitations, Borrower may exercise its option to purchase the Moultrie, Georgia case ready facility and incur indebtedness and grant purchase money liens to secure such indebtedness, and amounts incurred shall not count against the limits set forth in Section 10.4, Indebtedness, provided that the total purchase price does not exceed $3,000,000.

13.33	Water Rights Acquisition.

Notwithstanding Sections 10.1, 10.3, 10.4, 10.5, and 10.6 of this Agreement, the Borrower may enter into and complete the Water Rights Acquisition and the Water Service Agreement and the transactions contemplated thereby. The Borrower's incurrence of Indebtedness per the Water Services Agreement shall not be counted against: (i) the $2,000,000 amount set forth in Section 10.4(d), (ii) the $4,000,000 amount set forth in Section 10.4(e), or (iii) the $25,000,000 amount set forth in Section 10.4(f). With respect to the Water Rights Acquisition, (i) the Borrower shall grant to the Agent (to secure the payment and performance of the Liabilities) a second priority lien and security interest in the water rights being acquired as part of the Water Rights Acquisition (subject only to a prior lien and security interest in favor of the City of Dodge City, Kansas to secure the Borrower's obligations under the Water Services Agreement), which the Lenders acknowledge will be encumbered, at least in part by a water rights lease in favor of the City and corresponding sublease in favor of the Borrower; and (ii) the Borrower shall grant to the Agent (to secure the payment and performance of the Liabilities) a first priority lien and security interest in the sublease by the Borrower from the City of the water rights under the lease in favor of the City, all to be evidenced by documentation, in form and substance reasonably acceptable to the Agent. The aforementioned lien and security interest in the water rights being acquired as part of the Water Rights Acquisition shall be documented and recorded as soon as practicable. The aforementioned lien and security interest in the sublease by the Borrower from the City of the water rights being acquired as part of the Water Rights Acquisition shall be documented and recorded as soon as practicable. In the event that the aforementioned lien and security interest in the water rights being acquired as part of the Water Rights Acquisition in favor of the Lenders shall be documented and recorded prior to the documentation of the aforementioned lease, lien or security interest in the water rights in favor of the City, then the Agent shall execute on behalf of the Lenders a subordination agreement in favor of the City, reasonably acceptable to the Agent and to the City.

13.34	USA Patriot Act Notice.

Each Lender, each Issuer, the Swing Line Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the Borrower's name and address and other information that will allow such Lender, such Issuer, the Swing Line Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

NATIONAL BEEF PACKING COMPANY, LLC
By:	/s/ John Miller
Its:	Chief Executive Officer

COBANK, ACB, individually and as Lead Arranger, Co-Syndication Agent and Administrative Agent
By:	/s/ James Stutzman
Its:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK INTERNATIONAL", NEW YORK BRANCH, individually and as Documentation Agent
By:	/s/ Rebecca O. Morrow	By:	/s/ Robert K. Hughes
Its	Executive Director	Its:	Vice President

{SIGNATURE PAGE ONE OF TWO TO FIFTH AMENDED

AND RESTATED CREDIT AGREEMENT}

U.S. AGBANK, F.C.B., as Co-Syndication Agent
By:	/s/ Greg E. Somerhalder
Its:	Vice President

{SIGNATURE PAGE TWO OF TWO TO FIFTH AMENDED

AND RESTATED CREDIT AGREEMENT}